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                                                                   Exhibit 10.20

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                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                                AGENCY.COM LTD.,

                              ITT ACQUISITION INC.

                            INTERACTIVE TRAFFIC INC.,

                                       and

                       THE STOCKHOLDERS LISTED ON ANNEX I

--------------------------------------------------------------------------------

                          Dated as of October 21, 1999

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                                TABLE OF CONTENTS

ARTICLE I ...................................................................  2
THE MERGER ..................................................................  2
Section 1.1    The Merger ...................................................  2
Section 1.2    Effective Time ...............................................  2
Section 1.3    Certificate of Incorporation and By-Laws of the
               Surviving Corporation ........................................  2
        1.3.1  Certificate of Incorporation .................................  2
        1.3.2  By-Laws ......................................................  2
Section 1.4    Directors and Officers of the Surviving Corporation ..........  3
        1.4.1  Directors of the Surviving Corporation .......................  3
        1.4.2  Officers of the Surviving Corporation ........................  3

ARTICLE II ..................................................................  3

CONVERSION OF STOCK AND COMMON STOCK ........................................  3

Section 2.1    Definitions ..................................................  3
Section 2.2    Conversion of Shares .........................................  4
        2.2.1  MergerSub Common Stock .......................................  4
        2.2.2  Preferred Stock ..............................................  4
        2.2.3  Company Common and Preferred Stock ...........................  5
        2.2.4  Calculation of Revenues and PBT ..............................  7
        2.2.5  Accounting/Dispute Procedures ................................  8
        2.2.6  Examination of Books and Records .............................  8
        2.2.78 Earn-Out Consideration .......................................  9
        2.2.8  Acceleration of Certain Payments .............................  9
        2.2.9  Company Treasury Stock .......................................  9
Section 2.3    Stock Options ................................................  9
        2.3.1  Conversion of Outstanding Options ............................  9
        2.3.2  Agency Action ................................................ 10
Section 2.4    Surrender of Stock Certificates .............................. 10
        2.4.1  Preferred Stock .............................................. 10
        2.4.2  Company Common and Preferred Stock ........................... 11
        2.4.3  Additional Cash Payment ...................................... 11
Section 2.5    Tangible Net Worth Adjustment ................................ 11
        2.5.1  Payment of Reconciled Purchase Price ......................... 11
        2.5.2  Other Definitions ............................................ 12
        2.5.3  Accounting Procedures ........................................ 12
        2.5.4  Examination of Books and Records ............................. 13
Section 2.6    Payment of the Purchase Price ................................ 13
        2.6.1  Purchase Price ............................................... 13


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        2.6.2  No Fractional Shares ......................................... 14
Section 2.7    Indemnity Escrow ............................................. 14
Section 2.8    Closing ...................................................... 14
Section 2.9    Appointment of Representative ................................ 14
        2.9.1  Appointment of Representative ................................ 14
        2.9.2  Indemnification of Representative ............................ 15

ARTICLE III ................................................................. 15

REPRESENTATIONS OF THE STOCKHOLDERS AND THE COMPANY ......................... 15

Section 3.1    Execution and Validity of Agreements; Restrictive Documents .. 15
        3.1.1  Execution and Validity ....................................... 15
        3.1.2  No Restrictions .............................................. 16
        3.1.3  Non-Contravention ............................................ 16
        3.1.4  Approvals and Consents ....................................... 16
Section 3.2    Execution and Validity of Agreement; Existence and
               Good Standing ................................................ 17
Section 3.3    Subsidiaries and Investments; Capital Stock .................. 17
        3.3.1  Subsidiaries and Investments ................................. 17
        3.3.2  Capital Stock; Options ....................................... 17
Section 3.4    Financial Statements and No Material Changes ................. 18
Section 3.5    Books and Records ............................................ 18
Section 3.6    Title to Properties; Encumbrances ............................ 18
Section 3.7    Real Property ................................................ 19
        3.7.1  Owned Real Property .......................................... 19
        3.7.2  Leased Real Property ......................................... 19
Section 3.8    Contracts .................................................... 20
Section 3.9    Non-Contravention; Approvals and Consents .................... 21
        3.9.1  Non-Contravention ............................................ 21
        3.9.2  Approvals and Consents ....................................... 21
Section 3.10   Litigation ................................................... 21
Section 3.11   Taxes ........................................................ 22
Section 3.12   Liabilities .................................................. 23
Section 3.13   Insurance .................................................... 23
Section 3.14   Intellectual Properties ...................................... 23
        3.14.1 Definitions .................................................. 23
        3.14.2 Registrations ................................................ 24
Section 3.15   Compliance with Laws; Licenses and Permits ................... 24
        3.15.1 Compliance ................................................... 24
        3.15.2 Licenses ..................................................... 25
Section 3.16   Client Relations ............................................. 25
Section 3.17   Accounts Receivable; Work-in-Process; Accounts Payable ....... 25
Section 3.18   Employment Relations ......................................... 26
Section 3.19   Employee Benefit Matters ..................................... 26


                                       ii
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        3.19.1 List of Plans ................................................ 26
        3.19.2 Severance .................................................... 27
        3.19.3 Multi-Employer Plans ......................................... 27
        3.19.4 Welfare Benefit Plans ........................................ 27
        3.19.5 Administrative Compliance .................................... 27
        3.19.6 Tax-Qualification ............................................ 28
        3.19.7 Funding; Excise Taxes ........................................ 28
        3.19.8 Tax Deductions ............................................... 28
Section 3.20   Interests in Customers, Suppliers, Etc........................ 29
Section 3.21   Bank Accounts; Powers of Attorney; Authority of
               Representative ............................................... 29
Section 3.22   Compensation of Employees .................................... 29
Section 3.23   No Changes Since the Balance Sheet Date ...................... 30
Section 3.24   Corporate Controls ........................................... 31
Section 3.25   Disclosure ................................................... 31
Section 3.26   Brokers ...................................................... 31
Section 3.27   Year 2000 Compliant .......................................... 32
        3.27.1 Definition ................................................... 32
        3.27.2 Computer Systems ............................................. 32
        3.27.3 Other Products and Services .................................. 32
Section 3.28   Copies of Documents .......................................... 33

ARTICLE IV .................................................................. 33

REPRESENTATIONS OF MERGERSUB AND PARENT ..................................... 33

Section 4.1    Existence and Good Standing .................................. 33
Section 4.2    Execution and Validity of Agreements ......................... 33
Section 4.3    Non-Contravention; Approvals and Consents .................... 34
        4.3.1  Non-Contravention ............................................ 34
        4.3.2  Approvals and Consents ....................................... 34
Section 4.4    Agency Shares ................................................ 34
Section 4.5    MergerSub .................................................... 34
Section 4.6    Brokers ...................................................... 35
Section 4.7    Litigation ................................................... 35
Section 4.8    Disclosure ................................................... 35

ARTICLE V ................................................................... 35

ACTIONS AT CLOSING BY THE COMPANY AND THE STOCKHOLDERS ...................... 35

Section 5.1    Required Approvals and Consents .............................. 35
Section 5.2    Regulatory Consents and Approvals ............................ 36
Section 5.3    Good Standing Certificates ................................... 36
Section 5.4    Certified Resolutions ........................................ 36
Section 5.5    Employment Agreements ........................................ 36


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Section 5.6    Non-Solicitation/Non-Servicing Agreement ..................... 36
Section 5.7    Opinion of Counsel ........................................... 36
Section 5.8    Investment Representation Certificate ........................ 37
Section 5.9    Lockup Agreement ............................................. 37
Section 5.10   Repayment of Loans ........................................... 37
Section 5.11   Appointment of Representative ................................ 37
Section 5.12   Optionholder Forbearance Agreements .......................... 37
Section 5.13   Indemnity and Escrow Agreement ............................... 37
Section 5.14   Proceedings .................................................. 37

ARTICLE VI .................................................................. 37

ACTIONS AT CLOSING BY PARENT AND MERGERSUB .................................. 37

Section 6.1    Required Approvals, Notices and Consents ..................... 38
Section 6.2    Regulatory Consents and Approvals ............................ 38
Section 6.3    Certified Resolutions ........................................ 38
Section 6.4    Opinion of Counsel ........................................... 38
Section 6.5    Employment Agreements ........................................ 38
Section 6.6    Non-Solicitation/Non-Servicing Agreements .................... 38
Section 6.7    Agency.Com Options ........................................... 38
Section 6.8    Indemnity and Escrow Agreement ............................... 39
Section 6.9    Proceedings .................................................. 39

ARTICLE VII ................................................................. 39

OTHER AGREEMENTS ............................................................ 39

Section 7.1    Separate Subsidiary .......................................... 39
Section 7.2    Management of the Surviving Corporation ...................... 39
Section 7.3    Private Placement and Registration and Listing ............... 39
Section 7.4    Release of Stockholder Guarantees ............................ 39
Section 7.5    Autonomy ..................................................... 40

ARTICLE VIII ................................................................ 42

SURVIVAL; INDEMNITY ......................................................... 42

Section 8.1    Survival ..................................................... 42
Section 8.2    Obligation of the Company and the Stockholders to Indemnify .. 42
        8.2.1  General Indemnity ............................................ 42
        8.2.2  Special Indemnity ............................................ 43
        8.2.3  Clarification of the term .................................... 43


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Section 8.3    Obligation of Parent to Indemnify ............................ 44
Section 8.4    Indemnification Procedure for Third Party Claims ............. 44
Section 8.6    Limitations on and Other Matters Regarding Indemnification ... 46
        8.6.1  Indemnity Cushion and Cap .................................... 46
        8.6.2  Termination of Indemnification Obligations of the
               Stockholders ................................................. 47
        8.6.3  Termination of Indemnification Obligations of Parent ......... 47
        8.6.4  Treatment .................................................... 47
        8.6.5  Exceptions ................................................... 47

ARTICLE IX .................................................................. 48

MISCELLANEOUS ............................................................... 48

Section 9.1    Expenses ..................................................... 48
Section 9.2    Governing Law ................................................ 48
Section 9.3    "Person" Defined ............................................. 48
Section 9.4    "Knowledge" Defined .......................................... 49
Section 9.5    "Affiliate" Defined .......................................... 49
Section 9.6    Material Adverse Effect Defined .............................. 49
Section 9.7    Captions ..................................................... 49
Section 9.8    Publicity .................................................... 49
Section 9.9    Notices ...................................................... 49
Section 9.10   Parties in Interest .......................................... 50
Section 9.11   Severability ................................................. 51
Section 9.12   Counterparts ................................................. 51
Section 9.13   Entire Agreement ............................................. 51
Section 9.14   Amendments ................................................... 51
Section 9.15   Third Party Beneficiaries .................................... 51
Section 9.16   Use of Terms ................................................. 51


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                          AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of October 21, 1999 by and among AGENCY.COM LTD., a Delaware corporation ("Parent"), ITI ACQUISITION INC., a Delaware corporation and wholly-owned subsidiary of Parent ("MergerSub"), INTERACTIVE TRAFFIC, INC., a Delaware corporation (the "Company"), and the PERSONS LISTED ON ANNEX I hereto, (individually, a "Stockholder," and collectively, the "Stockholders").

                                   WITNESSETH:

      WHEREAS, the authorized capital stock of the Company consists of 500,000 shares of common stock, par value $.01 per share, of which 213,483.32 shares are issued and outstanding, and 37,041 shares of Series A Convertible preferred stock, $.01 par value per share, all of which are issued and outstanding, and there are outstanding options to acquire 93,116 shares of common stock of the Company pursuant to the Company's option plan;

      WHEREAS, the authorized capital stock of MergerSub consists of 1,000 shares of common stock, $01 par value, of which 100 shares are issued and outstanding;

      WHEREAS, the Boards of Directors of Parent, MergerSub and the Company each have determined that it is advisable and in the best interests of the corporations and their respective shareholders to consummate, and have approved the business combination transaction provided for herein, in which the Company would merge with and into MergerSub (the "Merger") upon the terms and subject to the conditions of this Agreement; and

      WHEREAS, Parent, MergerSub, the Company and the Stockholders desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

      NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, Parent, MergerSub, the Company and the Stockholders hereby agree as follows:

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                                    ARTICLE I

                                   THE MERGER

      Section 1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2), the Company shall be merged with and into MergerSub and the separate corporate existence of the Company shall thereupon cease. MergerSub (i) shall be the successor or surviving corporation in the Merger (sometimes herein referred to as the "Surviving Corporation"), (ii) shall continue to be governed by the laws of the State of Delaware, and (iii) the separate corporate existence of MergerSub with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects of Section 259 of the Delaware General Corporation Law.

      Section 1.2 Effective Time. Parent, MergerSub, and the Company will cause an executed original of an appropriate Certificate of Merger (the "Certificate of Merger") to be filed on the Closing Date (as defined in Section 2.8) with the Secretary of State of the State of Delaware. The Merger shall become effective on the date on which the Certificate of Merger has been duly filed with the Secretary of State of Delaware, and such time is hereinafter referred to as the "Effective Time." Notwithstanding the Effective Time, it is agreed that the economic effort of the merger, for purposes of Parent's and Surviving Corporation's internal accounting and recordkeeping purposes, will be deemed to be October 1, 1999.

      Section 1.3 Certificate of Incorporation and By-Laws of the Surviving Corporation.

      1.3.1 Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation in the form of Exhibit A hereto shall be at and as of the Effective Time the Certificate of Incorporation of MergerSub immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be changed to "Interactive Traffic Inc.").

      1.3.2 By-Laws. The By-Laws of the Surviving Corporation in the form of Exhibit B hereto shall be at and as of the Effective Time the By-Laws of MergerSub immediately prior to the Effective Time.

      Section 1.4 Directors and Officers of the Surviving Corporation.

      1.4.1 Directors of the Surviving Corporation. The directors of the Surviving Corporation at the Effective Time shall, from and after the Effective Time, be the Persons (as defined in Section 9.3 below) listed on Schedule 1.4.1 until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

      1.4.2 Officers of the Surviving Corporation. The officers of the Surviving Corporation shall, from and after the Effective Time, be the Persons listed on
Schedule 1.4.2 until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

                                   ARTICLE II

                 CONVERSION OF PREFERRED STOCK AND COMMON STOCK

      Section 2.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

      (a) "Agency Shares" shall mean shares of common stock, par value $.001 per share, of Parent.

      (b) "Company Common Stock" shall mean each issued and outstanding share of common stock, par value $.01 per share, of the Company.

      (c) "Indemnity Escrow" shall mean an aggregate of 236,250 of the Agency Shares otherwise payable to the holders of Company Common and Preferred Stock pursuant to Section 2.2.3(i) hereof and 37.5% of the Agency Shares (allocated in accordance with Schedule I to the Indemnity and Escrow Agreement) payable pursuant to Section 2.2.3(iv) to the holders of Company Common and Preferred Stock and (following exercise of the converted ITI Options pursuant to Section 2.3.1 hereof), to holders of ITI Options, to be held by Parent in escrow, in accordance with Section 2.7 hereof

      (d) "Payment Acceleration Event" shall mean the occurrence, prior to December 31, 2000 of (i) a merger, consolidation, combination, reorganization or other transaction involving MergerSub that results in less than 80% of the combined voting power of the surviving or resulting entity being owned directly or indirectly by Parent, or the sale, transfer or other disposition of all or substantially all of the assets or business of MergerSub other than to Parent or a controlled affiliate of Parent;
      (ii) the acquisition (whether by merger, consolidation, combination, reorganization or other transaction) by Parent or any controlled affiliate of Parent of any company engaged in the internet traffic-driving business and having annualized revenues from such activity (based upon such acquired company's actual revenues during the calendar quarter immediately preceding such acquisition) of $5 million or more; or (iii) the breach by Parent of its obligations under Section 7.1 hereof

      (e) "Preferred Stock" shall mean each issued and outstanding share of Series A Preferred Stock, par value $.01 per share, of the Company.

      (f) "Securities Act" means the Securities act of 1933, as amended, or any similar or successor statute, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, all as the same shall be in effect at the time.

      (g) "Representative" shall have the meaning set forth in Section 2.9.1 below.

      Section 2.2 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof

      2.2.1 MergerSub Common Stock. Each issued and outstanding share of the common stock, par value $0.01 per share, of MergerSub ("MergerSub Common Stock") shall be unchanged and remain as one fully paid and non-assessable share of common stock, $0.01 par value per share, of the Surviving Corporation ("Surviving Corporation Common Stock"). Each certificate representing outstanding shares of MergerSub Common Stock shall at the Effective Time represent an equal number of shares of the Surviving Corporation Common Stock.

      2.2.2 Preferred Stock. Each issued and outstanding share of Preferred Stock shall be canceled and converted into and shall represent the following:

            (i) a right to receive, at the Closing, a cash payment of $32.33 and one (1) Agency Share, collectively representing the per share liquidation preference of the Preferred Stock; provided however, that none of such Agency Shares shall be issued or delivered to a stockholder of the Company unless and until such stockholder shall have executed and delivered to Parent a Lock-up Agreement and Certificate of Investment Representation in the forms of Exhibits G and F hereto respectively; and

            (ii) a right to receive the Agency Shares and cash amounts set forth in 2.2.3 below.

      2.2.3 Company Common and Preferred Stock. Each issued and outstanding share of Company Common Stock and Preferred Stock shall be converted into and shall represent the following:

            (i) subject to the Indemnity Escrow, a right to receive, at the Closing, payment of 1.725522 Agency Shares in accordance with Section 2.4.2; provided however, that none of such Agency Shares shall be issued or delivered to a stockholder of the Company unless and until such stockholder shall have executed and delivered to Parent a Lock-up Agreement and Certificate of Investment Representation in the forms of Exhibits G and F hereto respectively;


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

            (ii) together with each outstanding ITI Option to acquire shares of Company common Stock, a right to receive, a cash payment of the Reconciled Purchase Price, subject to and in accordance with Section 2.5.

            (iii) together with each outstanding ITI Option to acquire shares of Company common Stock, a right to receive, upon the earlier of (A) 30 business days after the Parent has closed its firm commitment underwritten initial public offering of Agency Shares pursuant to an effective registration statement under the Securities Act, and (B) March 31, 2000, a payment of cash equal to $2.91, in accordance with Section 2.4.

            (iv) together with each outstanding ITI Option to acquire shares of Company common Stock, the contingent right to receive, within 5 business days after the Determination shall have become final and subject to the Indemnity Escrow, such stockholder's proportional amount of that number of Agency Shares determined as follows:

      Schedule 2.2.3 sets forth a certain revenue target (the "Revenue Target") and a certain profit before tax target (the "PBT Target") in respect of the operations of the Company for the period commencing October 1, 1999 and ending September 30, 2000 (the "Measuring Period"). Subject to the Surviving Corporation's achievement of the Revenue Target and the PBT Target, Parent will deliver certificates registered in the name of the respective Company stockholders and holders of ITI Options representing an aggregate of 320,000 additional Agency Shares or such lesser number of Agency Shares determined as follows (to such Persons and to Escrow Agent for deposit as part of the Indemnity Escrow pursuant to Section 2.7 hereof):

            (a) if both the Revenue Target and the PBT Target are achieved, 320,000 Agency Shares;

            (b) if Revenues are less than 80% of the Revenue Target and/or PBT is less than 80% of the PBT Target, 0 (none) Agency Shares;

            (c) if the Revenue Target is met and PBT is at least 80% of the PBT Target, then a number of Agency Shares determined under the following formula:

            (the average of (x) 100% and (y) PBT divided by the PBT Target) times 320,000;

            (d) if the PBT Target is met and Revenues are less than the Revenue Target but at least 80% of the Revenue Target, then a number of Agency Shares determined under the following formula:

            (the average of (x) 100% and (y) Revenues divided by the Revenue Target) times 320,000;

            (e) If Revenues are less than the Revenue Target but at least 80% of the Revenue Target and PBT is less than the PBT Target but at least 80% of the PBT Target, then a number of Agency Shares determined under the following formula:

            (the average of (x) Revenues divided by the Revenue Target and (y) PBT divided by the PBT Target) times 320,000.

            For example, if Revenues are 85 and Revenue Target is 100 and PBT is 95 and PBT Target is 100:

                  Revenues     = 85 = .85
                  Revenue Target 100

                  PBT          = 95 = .95
                  PBT Target     100

             (.85 + .95) x 320,000 = 288,000 shares
             ---------------------
                       2

      2.2.4 Calculation of Revenues and PBT.

            (i) For the purpose of determining the Surviving Corporation's revenues and profitability, the following terms shall have the meanings assigned to them in this clause 2.4.4:

            "Revenues" shall mean the commissions and fees, mark-ups and hourly charges earned by the Surviving Corporation (excluding pass-through expenses) during the measuring period for work generated or performed by employees or contractors and charged to clients, determined in accordance with U.S. generally accepted accounting principles ("GAAP");

            "PBT" shall mean the net income (loss) of the Surviving Corporation before provision for all income-based taxes determined in accordance with GAAP; provided that in making such determinations:

            (i) neither the proceeds from nor any dividends or refunds xvith respect to, nor any increases in the cash surrender value of, any life insurance policy under which the Surviving Corporation is the named beneficiary or otherwise entitled to recovery, shall be included as income, and the premium expense related to any such life insurance policy shall not be included as an expense;

            (ii) any write-off or amortization of goodwill arising out of the merger of the Company shall not be treated as an expense;

            (iii) intercompany management fees charged by Parent to the Surviving Corporation shall not be treated as an expense;

            (iv) any Losses (as defined in Section 8.2.3) of Parent and/or the Surviving Corporation which give rise to an indemnity payment pursuant to the indemnification provisions of Section 8.2 and which are assumed by one or more of the Stockholders or as to which Parent and/or the Surviving Corporation has been reimbursed, shall not be treated as an expense, and there shall be excluded from income any amount received by the Surviving Corporation pursuant thereto;

            (v) any expenses of the Company prior to the Closing incurred in connection with the negotiation, preparation and execution of this Agreement and the other documents to be delivered at the Closing hereunder (including without limitation the fees and disbursements of their respective attorneys and accountants and any brokers or finders fees) shall not be treated as an expense;

            (vi) any stock or stock option based compensation shall not be treated as an expense;

            (vii) any indemnity payments made by a Parent Indemnifying Party to any Stockholder Indemnified Party shall not be treated as income;

            (viii) any costs and expenses incurred by the Stockholders in contesting the Determination or in pursuing any indemnity claim under
      Section 8.3 shall not be treated as an expense.

      2.2.5 Accounting/Dispute Procedures. On or prior to November 15, 2000, Parent shall deliver to the Representative a report setting forth the Revenues and PBT of the Surviving Corporation for the Measuring Period, together with a calculation of the payment due under Section 2.2.3(iii) (the "Determination"). If the Stockholders do not agree that the Determination correctly states the Revenues or Profit Margin for the Measuring Period, or properly calculates the payment due under Section 2.2.3(iii), the Representative shall promptly (but not later than 15 days after the delivery of the Determination) give written notice to Parent of any exceptions thereto (in reasonable detail describing the nature of the disagreement asserted). If the Representative and Parent reconcile their differences, the determination shall be adjusted accordingly and shall thereupon become binding, final and conclusive upon all of the parties hereto and enforceable in a court of law. If the Representative and Parent are unable to reconcile their differences in writing within 30 days after written notice of exceptions is delivered to Parent, the items in dispute shall be submitted to the New York City office of a mutually-acceptable accounting firm selected from among the six largest accounting firms in the United States in terms of gross revenues (the "Independent Auditors") for final determination, and the Determination shall be deemed adjusted in accordance with the findings of the Independent Auditors and shall become final and conclusive upon all of the parties hereto and enforceable in a court of law. The Independent Auditors shall consider only the items in dispute and shall be instructed to act within 20 days (or such longer period as the Representative and Parent may agree) to resolve all items in dispute. If the Representative does not give notice of any exception within 15 days after the delivery of the Determination, or if the Representative gives written notification of the Stockholders' acceptance of the Determination prior to the end of such 15-day period, the amounts set forth in the Determination shall thereupon become binding, final and conclusive upon all of the parties hereto and enforceable in a court of law.

      2.2.6 Examination of Books and Records. The books and records of the Surviving Corporation shall be made available during normal business hours upon reasonable advance notice at the principal office of the Surviving Corporation to the parties hereto, and the Independent Auditors to the extent required to make the calculations required under Section 2.2.5. The parties hereto shall cause the Surviving Corporation to make arrangements to make available to the Independent Auditors and the Representative any back-up materials generated by the Surviving Corporation, Parent and/or their respective representatives in preparing the Determination and/or to support a position which is contrary to the decision taken by the other party with respect to the Determination.

      2.2.7 Earn-Out Consideration. Provided that the Company achieves certain agreed-upon key success factors (employee retention, utilization and monthly revenue per billable head for each of the quarterly periods referred to below) described on Schedule 2.2.7, Parent will pay to the holders of Company Common Stock, the holders of options to purchase Company Common Stock and the holders of Preferred Stock, pro rata in accordance with their respective interests, up to an aggregate of $500,000 in respect of each of the four calendar quarters (commencing October 1, 1999) that the Company shall achieve such quarterly targets up to a maximum aggregate amount of $2,000,000. Payment of such earn-out amounts will be made within 30 days following the audited close of the calendar quarter to which such payment relates.

      2.2.8 Acceleration of Certain Payments. Upon the occurrence of a Payment Acceleration Event, each of the Revenue Target and the PBT Target will be deemed to have been achieved and each of the key success factors described on Schedule
2.2.7 for the calendar quarter in which such Payment Acceleration Event occurs and each subsequent quarter, will be deemed to have been achieved, and all amounts due to the Company stockholders and holders of ITI Options (subject to the Indemnity Escrow) as a result thereof, will be paid to them by Parent within 30 days following the completion of the transaction constituting the Payment Acceleration Event.

      2.2.9 Company Treasury Stock. Each share of Company Common Stock or Preferred Stock that is owned by the Company as treasury stock shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

      Section 2.3 Stock Options.

      2.3.1 Conversion of Outstanding Options. Options to purchase shares of Company Stock that have been issued by the Company and which are outstanding at the Effective Time (each, an "ITT Option") pursuant to the ITI 1999 Stock Incentive Plan (the "ITI Option Plan") shall be automatically converted into options to purchase Agency Shares as follows:

            (a) in the case of each holder of outstanding and unexercised ITI Options at the Effective Time, the aggregate number of Agency Shares issuable upon the exercise of the converted ITI Options after the Effective Time shall be equal to the product of 1.725522 multiplied by the number of shares of the Company Common Stock issuable upon exercise of the ITI Options immediately prior to the Effective Time, such product to be rounded down to the nearest whole share of Agency Shares; and

            (b) the exercise price per share of each converted ITI Option shall be equal to the quotient of the exercise price of each such ITI Option at the Effective Time divided by 1.725522, such quotient to be rounded up to the nearest whole cent;

PROVIDED, however, that, in the case of any ITI Option that is intended to qualify as an incentive stock option under Section 422 of the Code, the number of Agency Shares issuable upon exercise of and the exercise price per share for such converted ITI Option determined in the manner provided above shall be further adjusted as necessary to conform to the requirements of Section 424(b) of the Code. Options to purchase Agency Shares that arise from the operation of this Section 2.3.1 shall be referred to as the "Converted Options." All Converted Options shall be exercisable for the same period and otherwise have the same terms and conditions applicable to the ITI Options which they replace, as provided under the current terms of the ITI Options. Prior to the Effective Time, Agency shall take, or cause to be taken, all necessary action to effect the intent of the provisions set forth in this Section 2.3.1.

            (c) a right to receive the Agency Shares and cash amounts set forth in 2.2.3 (ii) and (iv) above.

      2.3.2 Agency Action. Agency shall, prior to the Effective Time, take all corporate action necessary to reserve for future issuance a sufficient additional number of Agency Shares to provide for the satisfaction of its obligations with respect to the Converted Options.

As soon as practicable following the effective time of Agency's pending Registration (S-1) Statement with the Securities and Exchange Commission, Agency shall file a registration statement on Form S-8 of the Securities and Exchange Commission (or any successor or other appropriate form) with respect to the Agency Shares issuable upon exercise of the Converted Options to persons who become employees of the Surviving Corporation at the Effective Time.

      Section 2.4 Surrender of Stock Certificates. At the Closing (as defined in
Section 2.8 below):

      2.4.1 Preferred Stock. Each holder of Preferred Stock shall surrender the certificate(s) representing his/her shares of Preferred Stock, and in exchange therefor he/she shall receive the cash payment and that number of Agency Shares set forth in Section 2.2.2 and 2.2.3, as applicable.

      2.4.2 Company Common and Preferred Stock. Each holder of Company Common Stock shall surrender the certificate(s), if any, representing his/her shares of Company Stock, and in exchange therefor and together with each holder of Preferred Stock he/she shall receive the cash payment and that number of Agency Shares set forth in Section 2.2.3, as applicable, subject to the Indemnity Escrow.

      2.4.3 Additional Cash Payment. Upon the earlier of (i) 30 business days after Parent shall have closed its firm commitment underwritten initial public offering referred to in Section 2.2.3(iii), and (ii) March 31, 2000, the holders of the Company Common Stock, the holders of Preferred Stock and holders of ITI Options, shall receive the cash payment referred to therein.

      Section 2.5 Tangible Net Worth Adjustment. If the Tangible Net Worth is a positive number, the purchase price payable to the holders of Company Common Stock, the holders of Preferred Stock and holders of ITI Options pursuant to
Section 2.2.3(ii) in the aggregate shall be $1,802,464.50 (the "Net Worth Amount"). If the Tangible Net Worth is a negative number, the Net Worth Amount will be reduced by the amount of such negative Tangible Net Worth (as so adjusted, the "Adjusted Net Worth Amount"). The Net Worth Amount or the Adjusted Net Worth Amount, whichever is applicable, divided by 343,640.32 (is referred to herein as the "Reconciled Purchase Price").

      2.5.1 Payment of Reconciled Purchase Price.

            (i) On the Closing Date, the Stockholders shall deliver to Parent and MergerSub an estimated balance sheet of the Company immediately prior to the Effective Time (the "Estimated Closing Balance Sheet") and, provided that the Tangible Net Worth reflected on the Estimated Closing Balance Sheet is a positive number, Parent shall pay, at Closing, to the holders of Company Common Stock, the holders of Preferred Stock and holders of ITI Options, the aggregate amount of $1,400,000 as an advance against the aggregate Reconciled Purchase Price.

            (ii) Within 10 days following the Special Determination, Parent shall pay to the holders of Company Common Stock, the holders of Preferred Stock and holders of ITI Options, the remainder, if any, of the aggregate Reconciled Purchase Price, provided, however, that if the aggregate Reconciled Purchase Price shall be less than $1,400,000, the Stockholders shall immediately pay over to Parent, in cash, the full amount of such shortfall.

      2.5.2 Other Definitions. "Tangible Net Worth" shall mean the combined stockholders' equity (deficit) of the Company (exclusive of goodwill and other like intangibles) immediately prior to the Effective Time, prepared in accordance with GAAP and as finally determined pursuant to Section 2.5.2 below.

      2.5.3 Accounting Procedures.

      (i) Parent shall cause Arthur Andersen LLP, or another independent accounting firm chosen by Parent (the "Accountants") as soon as practicable after the Closing, to prepare in accordance with GAAP, a report containing an audited balance sheet of the Company immediately prior to the Effective Time (the "Closing Balance Sheet"), together with a statement of the Accountants based upon such report and stating that it was prepared in accordance with this Agreement and setting forth the Tangible Net Worth and all adjustments required to be made to such audited balance sheet in order to make the calculations required by this Section 2.5 (the "Special Determination"). If the Stockholders do not agree that the Special Determination correctly states the Tangible Net Worth, the Representative shall promptly (but not later than 45 days after the delivery to them of the Special Determination) give written notice to Parent of any exceptions thereto (in reasonable detail describing the nature of the disagreement asserted). If the Representative and Parent reconcile their differences, the Tangible Net Worth calculation shall be adjusted accordingly and shall thereupon become binding, final and conclusive upon all of the parties hereto and enforceable in a court of law. If the Representative and Parent are unable to reconcile their differences in writing within 20 days after written notice of exceptions is delivered to Parent (the "Reconciliation Period"), the items in dispute shall be submitted to a mutually acceptable accounting firm (other than the Accountants) selected from any of the five largest accounting firms in the United States in terms of gross revenues (the "Independent Auditors") for final determination, and the Tangible Net Worth calculation shall be deemed adjusted in accordance with the determination of the Independent Auditors and shall become binding, final and conclusive upon all of the parties hereto and enforceable in a court of law. The Independent Auditors shall consider only the items in dispute and shall be instructed to act within 20 days (or such longer period as the Stockholders and Parent may agree) to resolve all items in dispute. If the Representative does not give notice of any exception within 45 days after the delivery to them of the Special Determination or if the Representative gives written notification of the Stockholders' acceptance of the Tangible Net Worth prior to the end of such 45 day period, the Tangible Net Worth set forth in the Special Determination shall thereupon become binding, final and conclusive upon all the parties hereto and enforceable in a court of law.

      (ii) In the event the Independent Auditors are for any reason unable or unwilling to perform the services required of it under this Section 2.5, then Parent and the Representative agree to select another accounting firm from among the five largest accounting firms in the United States in terms of gross revenues to perform the services to be performed under this Section 2.5.3 by the Independent Auditors. If Parent and the Representative fail to select the Independent Auditors as required by clause (i) above within seven days after the expiration of the Reconciliation Period or fail to select another accounting firm within seven days after it is determined that the Independent Auditors will not perform the services required, either Parent or the Representative may request the American Arbitration Association in New York, New York to appoint an independent firm of certified public accountants to perform the services required under this Section 2.5 by the Independent Auditors. The fees of the American

Arbitration Association shall be shared equally by Parent, on the one hand, and the Stockholders on the other hand. For purposes of this Section 2.5 the term "Independent Auditors" shall include such other accounting firm chosen in accordance with this clause (ii).

      (iii) The Independent Auditors shall determine the party (i.e., Parent or the Stockholders, as the case may be) whose asserted position as to the amount of Purchase Price payment for the period under examination before the Independent Auditors is furthest from the determination of the Reconciled Purchase Price payment by the Independent Auditors, which non-prevailing party shall pay the fees and expenses of the Independent Auditors.

      2.5.4 Examination of Books and Records. The books and records of the Surviving Corporation and its subsidiaries (if any) shall be made available during normal business hours upon reasonable advance notice at the principal office of the Surviving Corporation, to the parties, the Accountants and the Independent Auditors to the extent required to determine the calculations required under this Section 2.5. The parties hereto shall cause the Surviving Corporation to make reasonable arrangements to make available to Parent, the Representative and their representatives (including auditors) any back-up materials generated by the Surviving Corporation or the Accountants, as the case may be, with respect to any adjustments made by them to the financial statements in the process of preparing the Special Determination. In addition, the Representative, on the one hand, and Parent, on the other hand, shall make available to the other party and their representatives (including auditors) any back-up materials generated by them to support a position which is contrary to the position taken by the other party.

      Section 2.6 Payment of the Purchase Price.

      2.6.1 Purchase Price. Payment of each cash component of the Purchase Price under Section 2.4 or 2.5, shall be made by Parent in cash by direct wire transfer (of immediately available funds) to one or more accounts of the Stockholders as set forth on Schedule 2.6 hereto, or as the Stockholders may otherwise direct. The Stockholders assume responsibility for distribution of the cash component of Purchase Price among the stockholders and option holders of the Company.

      2.6.2 No Fractional Shares. No fractional shares of Agency Stock shall be issued, but in lieu thereof each Stockholder will be paid in cash the value of any such fractional shares of Agency Stock such Stockholder would have otherwise be entitled to receive based on a stipulated value of $10.00 per share.

      Section 2.7 Indemnity Escrow. Solely to fund and secure the payment obligations of the Stockholders to a Parent Indemnified Party (as defined in Section 8.2.1), the Stockholders shall deliver to the corporate secretary and general counsel of Parent as Escrow Agent, an aggregate of 236,250 of the Agency Shares issuable to Company stockholders at Closing, and 37.5% of the Agency Shares payable to Company stockholders and holders of ITI

Options pursuant to Section 2.2.3(iv), in accordance with and subject to the terms of the Indemnity and Escrow Agreement among Parent, MergerSub, the Company and the Company stockholders and holders of ITI Options in the form annexed hereto as Exhibit K.

      Section 2.8 Closing. The Closing under this Agreement (the "Closing") is taking place simultaneously with the execution and delivery of this Agreement at 10:00 A.M. on October 20, 1999, at the offices of Davis & Gilbert LLP, 1740 Broadway, New York, New York 10019, or such other date and place as agreed to the parties hereto. Such date is herein referred to as the "Closing Date".

      Section 2.9 Appointment of Representative.

      2.9.1 Appointment of Representative. The approval by the shareholders of the Company of this Agreement and the transactions contemplated hereby shall include the approval of Scott Heiferman as representative and agent (the "Representative") to act on behalf of all of the stockholders of the Company in the matters, and in the manner, described in this Section 2.9. The Representative shall act as representative for and agent of the stockholders of the Company, and shall use his best efforts to carry out his duties under this Agreement, with respect to the following: (i) responding to and making determinations in respect of the assertion of any and all claims for indemnification by the stockholders of the Company; (ii) giving and receiving notices and communications with respect to the provisions of this Agreement, and negotiating, agreeing to, and entering into settlements or compromises of matters arising under this Agreement; and (iii) taking all such other actions as may be necessary or desirable on behalf of the stockholders of the Company, including hiring advisors, accountants or attorneys, and asserting claims or defenses through judicial proceedings, as agent for the stockholders of the Company in respect of this Agreement. No party dealing with the Representative hereunder need inquire concerning such approval and such party shall be entitled to rely exclusively upon the decisions, notices or other acts of the Representative as being the fully authorized acts of the Representative under this Agreement. By execution of this Agreement, the Representative agrees to accept his appointment upon and effective as of the subsequent approval of this Agreement by appropriate stockholder action.

      Section 2.9.2 Indemnification of Representative. Nothing in this Agreement is intended, and nothing in this Agreement shall be interpreted as, imposing upon the Representative, as Representative, any personal liability, personal economic obligation, or personal guarantee in favor of any party to this Agreement or any third party. The stockholders of the Company, by approving this Agreement and the transactions contemplated hereby, agree to severally indemnify and hold the Representative harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of Representative, arising out of or in connection with carrying out his duties hereunder, including the costs and expenses of defending himself against any claim of liability in connection with the exercise or performance of any of his powers or duties hereunder (including reasonable fees, expenses and disbursements of his counsel).

                                   ARTICLE III

               REPRESENTATIONS OF THE STOCKHOLDERS AND THE COMPANY

      A. Each of the Stockholders severally, and not jointly, represents and warrants to MergerSub and Parent as follows:

      Section 3.1 Execution and Validity of Agreements; Restrictive Documents.

      3.1.1 Execution and Validity. The Stockholder has the legal right and capacity to enter into this Agreement and to perform his/her obligations hereunder. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by MergerSub and Parent, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, in each case, except as enforceability may be limited by bankruptcy, insolvency reorganization, moratorium and other laws affecting creditors' rights generally, or by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity), and to the extent any indemnification or contribution provisions thereof may be limited by applicable federal, state or securities laws.

      3.1.2 No Restrictions. There is no suit, action, claim, investigation or inquiry by any Governmental or Regulatory Authority (as defined in Section 3.1.3), and no legal, administrative or arbitration proceeding pending or, to such Stockholder's knowledge, threatened against such Stockholder or any of such Stockholder's properties or assets, with respect to the execution, delivery and performance of this Agreement or the transactions contemplated hereby or any other agreement entered into by such Stockholder in connection with the transactions contemplated hereby.

      3.1.3 Non-Contravention. The execution, delivery and performance by such Stockholder of his/her obligations hereunder and the consummation of the transactions contemplated hereby, will not (a) result in the violation by such Stockholder of any statute, law, rule, regulation or ordinance (collectively, "Laws"), or any judgment, decree, order, writ, permit or license (collectively, "Orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision (a "Governmental or Regulatory Authority"), applicable to such Stockholder or any of his/her assets or properties, or (b) conflict with, result in a violation or material breach of, constitute (with or without notice or lapse of time or both) a default under, or require such Stockholder to obtain any consent, approval or action of, make any filing with or give any notice to, or result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the Company stock held by such Stockholder under any of the terms, conditions or provisions of any agreement, commitment, lease, license, evidence of indebtedness, note, bond, mortgage, security agreement, indenture, franchise, permit, concession, contract, or other instrument, obligation or agreement of any kind (collectively, "Contracts") or license, permit and other governmental certificate, authorization and approval, including applications therefor (collectively, "Licenses") to which such Stockholder is a party or by which such Stockholder or any of the Company stock held by such Stockholder is bound.

      3.1.4 Approvals and Consents. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other Person is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which such Stockholder is a party or his/her assets or properties are bound for the execution and delivery of this Agreement by such Stockholder, the performance by such Stockholder of his/her obligations hereunder or the consummation by such Stockholder of the transactions contemplated hereby.

            B. Each of the Stockholders and the Company, jointly and severally, represents and warrants to MergerSub and Parent, as follows:

      Section 3.2 Execution and Validity of Agreement; Existence and Good Standing. The Company has the full corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and the Company stockholders, and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by MergerSub and Parent, constitutes the legal, valid and binding obligations of the Company enforceable against it in accordance with its terms, in each case, except as enforceability may be limited by bankruptcy, insolvency reorganization, moratorium and other laws affecting creditors' rights generally, or by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity), and to the extent any indemnification or contribution provisions thereof may be limited by applicable federal, state or securities laws. The Company is duly organized and validly existing and in good standing under the laws of the State of Delaware, with the full corporate power and authority to own its property and to carry on its business as such business is now being conducted. Schedule 3.2 sets forth each jurisdiction in which the Company is qualified to do business. Except as set forth on Schedule 3.2, there is no jurisdiction in which the character of the property owned or leased by the Company or the nature of its business activities requires qualification of the Company in such jurisdiction, except where such failure to qualify would not reasonably be expected to have a Material Adverse Effect.

      Section 3.3 Subsidiaries and Investments; Capital Stock.

      3.3.1 Subsidiaries and Investments. The Company does not own any capital stock or other equity or ownership or proprietary interest in any Person, other than investments in publicly traded debt or equity securities held for investment.

      3.3.2 Capital Stock; Options. The Company has an authorized capitalization consisting of 500,000 shares of common stock, par value $.0l per share, of which 213,483.32 shares were issued and outstanding, and 37,041 shares of Series A Convertible preferred stock, $.01 par value per share, all of which are issued and outstanding. No other classes of capital stock of the Company are authorized or outstanding. There are 93,116 options to acquire shares of Company Common Stock outstanding pursuant to the ITI Option Plan. Except as set forth on
Schedule 3.3.2, there are no outstanding subscriptions, options, warrants, rights (including "phantom stock rights"), calls, commitments, understandings, conversion rights, rights of exchange, plans or other Contracts of any kind providing for the purchase, issuance or sale of any shares of the capital stock of the Company by the Company.

      Section 3.4 Financial Statements and No Material Changes. Schedule 3.4 sets forth the following: (a) unaudited balance sheet of the Company as at December 31, 1997 and audited balance sheet of the Company as at December 31, 1998 and the related combined statements of income, stockholders' equity and cash flows for the year then ended, as reported on by PriceWaterhouse Coopers Certified Public Accountants, and (b) an unaudited combined balance sheet of the Company as at June 30, 1999 (the "Balance Sheet"), and the related unaudited combined statements of income, stockholders' equity and cash flows for the nine months then ended. Such financial statements have been prepared in accordance with GAAP throughout the periods indicated except as set forth on Schedule
3.4.1. Each balance sheet fairly presents the combined financial condition of the Company at the respective date thereof and reflects all claims against and all debts and liabilities of the Company, fixed or contingent, as at the date thereof, required to be shown thereon under GAAP and the related combined statements of income, stockholders' equity and cash flows fairly present the results of operations, stockholders' equity and cash flows of the Company for the respective periods indicated. Since June 30, 1999 (the "Balance Sheet Date"), there has been no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations of the Company.

      Section 3.5 Books and Records. All accounts, books, ledgers and official and other records material to the Company have been properly and accurately kept and are complete in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. Except as set forth on Schedule 3.5, the Company's records, systems, controls, data or information recorded, stored, maintained, operated, or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are under the exclusive ownership and possession of the Company.

      Section 3.6 Title to Properties: Encumbrances. The Company has good and valid title to, or enforceable leasehold interests in, or valid rights under contract to use, all the properties and assets owned or used by it (real and personal, tangible and intangible), including, without limitation (a) all the properties and assets reflected in the Balance Sheet, and (b) all the properties and assets purchased or otherwise contracted for by the Company since the Balance Sheet Date (except for properties and assets reflected in the Balance Sheet or acquired or otherwise contracted for since the Balance Sheet Date, that have been sold or otherwise disposed of in the ordinary course of business), in each case free and clear of all Liens, except for Liens set forth on Schedule 3.6, and except for those Liens, which individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The property, plant and equipment owned or otherwise contracted for by the Company are in a state of good maintenance and repair (ordinary wear and tear excepted) and are adequate and suitable for the purposes for which they are presently being used. "Liens" shall mean and include security interests, mortgages, liens, pledges, guarantees, easements, reservations, restrictions, clouds, equities, rights of way, options, rights of first refusal and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money, except for any of the foregoing for (i) which taxes or other charges are not due and payable, (ii) which workmen's, repairmen's or other similar Liens (inchoate or otherwise) have arisen or been incurred in the ordinary course of business, and (iii) minor title defects, easements or other Liens affecting real property, which do not materially impair the continued use, occupancy, value or marketability of title of the real property to which they relate.

      Section 3.7 Real Property.

      3.7.1 Owned Real Property. The Company does not own any real property including ground leases) or hold any option or right of first refusal or first offer to acquire any real property, and the Company is not obligated by Contract or otherwise to purchase any real property.

      3.7.2 Leased Real Property. Schedule 3.7.2 contains an accurate and complete list of all real property leases to which the Company is a party ("Real Property Leases"), including without limitation, any modification, amendment or supplement thereto and any other related document or agreement executed or entered into by the Company (including without limitation, any Real Property Lease which the Company has subleased or assigned to another Person and as to which the Company remains liable). With respect to each Real Property Lease set forth on Schedule 3.7.2 (or required to be set forth on Schedule 3.7.2): (a) the Real Property Lease is valid, binding and in full force and effect; (b) all rents and additional rents and other sums, expenses and charges due to date have been paid; (c) the lessee has been in peaceable possession since the commencement of the original term thereon (d) no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor; (e) there exists no default or event of default by the Company or to the knowledge of the Company and the Stockholders, by any other party thereto; (f) there exists no occurrence, condition or act (including the transactions contemplated hereunder) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by the Company thereunder; and (g) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder. The Company holds the leasehold estate on all Real Property Leases, free and clear of all Liens, except as set forth on Schedule 3.6 and the liens of mortgagees of the real property in which such leasehold estate is located. The real property leased by the Company is adequate and suitable for the purposes for which it is presently being used, and there are no material repair or restoration works likely to be required in connection with any of the leased real properties. The Company is in physical possession and actual and exclusive occupation of the whole of each of its leased properties. The Company does not owe any brokerage commission with respect to any Real Property Lease.

      Section 3.8 Contracts. Schedule 3.8 hereto contains an accurate and complete list of the following Contracts of the Company: (a) all Plans (as such term is defined in Section 3.19); (b) any personal property lease with a fixed annual rental of $10,000 or more; (c) any Contract relating to capital expenditures which involves payments of $25,000 or more in any single transaction or series of related transactions; (d) any Contract relating to the making of a loan or advance to, or investment in, any other Person, which loan or investment exceeds $10,000; (e) any Contract evidencing or relating in any way to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of loan, purchase money obligation, guarantee (other than the endorsement of negotiable instruments for collection in the ordinary course of business), conditional sale, purchase or otherwise; (f) any management service, employment, consulting or similar type of Contract which is not cancelable by the Company without significant (i.e., in excess of $5000) penalty or other financial obligation within 30 days; (g) any Contract limiting the freedom of the Company party thereto to engage in any line of business or to compete with any other Person, including agreements limiting the ability of the Company or any of its affiliates to service competitive accounts during or after the term thereof; (h) any collective bargaining or union agreement; (i) any Contract with any of its officers or directors or the Stockholders not covered by subsection
(f) above (including indemnification agreements); (j) any secrecy or confidentiality agreement (other than standard confidentiality agreements in computer software license agreements or agreements with clients entered into in the ordinary course of business and other than the Company's standard employee confidentiality agreement which has been signed by each of the Company's employees and directors, unless otherwise disclosed under this Agreement); (k) any Contract with respect to any Intellectual Property of the Company (as defined in Section 3.14 below), other than "shrink-wrap" and similar end-user licenses; (1) any agreement with a client which generates annual revenues of $25,000 or more; (m) any joint venture agreement involving a sharing of profits not covered by clauses (a) through (1) above; and (n) any Contract (not covered by another subsection of this Section 3.8) which involves $25,000 or more over the unexpired term thereof and is not cancelable by the Company without significant penalty or other financial obligation within 30 days. Notwithstanding the foregoing, (x) commitments to media and production expenses which are fully reimbursable from clients, and (y) estimates or purchase orders given in the ordinary course of business relating to the execution of projects, do not have to be set forth on Schedule 3.8. Each Contract to which a Company is a party, including, but not limited to those set forth on Schedule 3.8, is in full force and effect, and there exists no default or event of default by the Company or to the knowledge of the Stockholders and the Company, by any other Person, or occurrence, condition, or act (including the Merger) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder by the Company, and there are no outstanding claims of breach or indemnification or notice of default or termination of any such Contract.

      Section 3.9 Non-Contravention; Approvals and Consents.

      3.9.1 Non-Contravention. The execution, delivery and performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby, will not (a) violate, conflict with or result in the breach of any provision of the certificate or articles of incorporation or by-laws (or other comparable corporate charter documents) of the Company, or (b) result in the violation by the Company of any Laws or Orders of any Governmental or Regulatory Authority, applicable to the Company or any of its assets or properties, or (c) if the consents and notices set forth on Schedule 3.9.2 are obtained, given or waived, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, or (except as set forth on Schedule 3.9.2) require the Company to obtain any consent, approval or action of, make any filing with or give any notice to, or result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Company, under any of the terms, conditions or provisions of any Contract to which the Company is a party or by which the Company or any of its assets or properties are bound, except where such violation, conflict, breach, default or failure would not reasonably be expected to have a Material Adverse Effect.

      3.9.2 Approvals and Consents. Except as disclosed on Schedule 3.9.2, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other Person is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which the Company is a party or by which its assets or properties are bound for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby.

      Section 3.10 Litigation. Except as set forth on Schedule 3.10, there is no action, suit, proceeding at law or in equity by any Person, or any arbitration or any administrative or other proceeding by or before (or to the knowledge of the Company and the Stockholders, any investigation by) any Governmental or Regulatory Authority, pending or, to the knowledge of the Company and the Stockholders, threatened against the Company with respect to this Agreement or the transactions contemplated hereby, or against or affecting the Company or its properties or assets; and, to the knowledge of the Company or the Stockholders, no acts, facts, circumstances, events or conditions occurred or exist which are a basis for any such action, proceeding or investigation. Schedule 3.10 also sets forth with respect to each pending or threatened action, suit or proceeding listed thereon, the amount of costs, expenses or damages the Company has incurred to date and reasonably expects to incur through conclusion thereof. The Company is not subject to any Order entered in any lawsuit or proceeding.

      Section 3.11 Taxes. The Company has timely filed, or caused to be filed, taking into account any valid extensions of due dates, completely and accurately, all federal, state, local and foreign tax or information returns (including estimated tax returns) required under the statutes, rules or regulations of such jurisdictions to be filed by such Company. The term "Taxes" means taxes, duties, charges or levies of any nature imposed by any taxing or other Governmental or Regulatory Authority, including without limitation income, gains, capital gains, surtax, capital, franchise, capital stock, value-added taxes, taxes required to be deducted from payments made by the payor and accounted for to any tax authority, employees' income withholding, back-up withholding, withholding on payments to foreign Persons, social security, national insurance, unemployment, worker's compensation, payroll, disability, real property, personal property, sales, use, goods and services or other commodity taxes, business, occupancy, excise, customs and import duties, transfer, stamp, and other taxes (including interest, penalties or additions to tax in respect of the foregoing), and includes all taxes payable by the Company pursuant to Treasury Regulations ss. 1.1502-6 or any similar provision of state, local or foreign law. All Taxes shown on said returns to be due and all additional assessments received prior to the date hereof have been paid or are being contested in good faith, in which case, such contested assessments are set forth on Schedule 3.11. The Company has collected all sales, use, goods and services or other commodity Taxes required to be collected and remitted or will remit the same to the appropriate taxing authority within the prescribed time periods. The Company has withheld all amounts required to be withheld on account of Taxes from amounts paid to employees, former employees, directors, officers, residents and non-residents and remitted or will remit the same to the appropriate taxing authorities within the prescribed time periods. The amount set up as an accrual for Taxes on the Balance Sheet is sufficient for the payment of all unpaid Taxes of the Company, whether or not disputed, for all periods ended on and prior to the date thereof. Since the Balance Sheet Date, the Company has not incurred any liabilities for Taxes other than in the ordinary course of business. The Company has delivered to Parent correct and complete copies of all federal income tax returns filed with respect to the Company for all taxable periods beginning on or after January 1, 1996. None of the Federal, state or local income tax returns of the Company have ever been audited by the Internal Revenue Service or any other Governmental or Regulatory Authority. No examination of any return of the Company is currently in progress, and the Company has not received notice of any proposed audit or examination.

No deficiency in the payment of Taxes by the Company for any period has been asserted in writing by any taxing authority and remains unsettled at the date of this Agreement. The Company has not made any agreement, waiver or other arrangement providing for an extension of time with respect to the assessment or collection of any Taxes against it. The Company has not been a member of an affiliated group filing consolidated Federal income tax returns nor has it been included in any combined, consolidated or unitary state or local income tax return.

      Section 3.12 Liabilities. Except as set forth in the Balance Sheet, the Company has no outstanding claims, liabilities or indebtedness of any nature whatsoever (collectively in this Section 3.12, "Liabilities"), whether accrued, absolute or contingent, determined or undetermined, asserted or unasserted, and whether due or to become due, other than (i) Liabilities specifically disclosed in any Schedule hereto; (ii) Liabilities under Contracts of the type required to be disclosed by the Company and the Stockholders on any Schedule and so disclosed or which because of the dollar amount or other qualifications are not required to be listed on such Schedule; and (iii) Liabilities incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date not involving borrowings by the Company.

      Section 3.13 Insurance. Schedule 3.13 is a schedule of all insurance policies (including life insurance) or binders maintained by the Company. All such policies are in full force and effect and all premiums that have become due have been currently paid. None of such policies shall lapse or terminate by reasons of the Merger. The Company has not received any notice of cancellation of any such policy or binder. Except as set forth on Schedule 3.13, within the last two years the Company has not filed for any claims exceeding $25,000 against any of its insurance policies, exclusive of automobile policies.

      Section 3.14 Intellectual Properties.

      3.14.1 Definitions. For purposes of this Agreement, the following terms have the following definitions:

            "Intellectual Property" shall include, without limitation, any or all of the following and all rights associated therewith: (a) all domestic and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, rights of privacy and publicity, and all documentation relating to any of the foregoing; (c) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (d) all mask works, mask work registrations and applications therefor; (e) all industrial designs and any registrations and applications therefor; (f) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith; and (g) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, and all documentation related to any of the foregoing.

            "Intellectual Property of the Company" shall mean any Intellectual Property that: (a) is owned by or exclusively licensed to the Company, or (b) which is necessary to the operation of the Company, including the design, manufacture and use of the products of the Company as it currently is operated or is reasonably anticipated to be operated in the future, but shall specifically not include any rights in or to materials created for clients as "work-made-for-hire" or which are subject to an exclusive assignment or license in favor of clients of the Company.

      3.14.2 Registrations. The registrations of the Intellectual Property listed on Schedule 3.14 are valid and subsisting, all necessary registration and renewal fees in connection with such registrations have been made and all necessary documents and certificates in connection with such registrations have been filed with the relevant patent, copyrights and trademark authorities in the United States or other jurisdiction for the purposes of maintaining such Intellectual Property registrations, except such filings as will not result in the loss of any such registration, abandonment of any mark or proprietary right, or the assessment of any significant (i.e., in excess of $5,000) penalty or charge. Except as set forth in Schedule 3.14 (a) no Person has any rights to use any of the Intellectual Property of the Company; and (b) the Company has not granted to any Person, nor authorized any Person to retain, any rights in the Intellectual Property of the Company. Except as set forth on Schedule 3.14 and for "shrink wrap" and similar commercial end-user licenses, the Company Owns and has good and exclusive title to each item of Intellectual Property of the Company, free and clear of any Lien; and the Company owns, or has the right, pursuant to a valid Contract to use or operate under, all other Intellectual Property of the Company. To the knowledge of the Company and the Stockholders, the operation of the businesses of the Company as it is currently conducted does not infringe the Intellectual Property of any other Person. The Company has not received notice from any Person that the operation of its business infringes the Intellectual Property of any Person. There are no Contracts between the Company and any other Person with respect to the Intellectual Property of the Company in respect of which there is any dispute known to the Company or the Stockholders regarding the scope of such agreement, or performance under such Contract, including with respect to any payments to be made or received by the Company. To the knowledge of the Company and the Stockholders, no Person is infringing or misappropriating any of the Intellectual Property of the Company.

      Section 3.15 Compliance with Laws; Licenses and Permits.

      3.15.1 Compliance. The Company is, and its business has been conducted, in compliance with all applicable Laws and Orders, except in each case (other than with respect to compliance with Laws and Orders relating to the regulation or protection of the environment; "Environmental Laws and Orders") where the failure to so comply would not reasonably be expected to have a Material Adverse Effect, including without limitation: (a) all Laws and Orders promulgated by the Federal Trade Commission or any other Governmental or Regulatory Authority; (b) all Environmental Laws and Orders; and
(c) all Laws and Orders relating to labor, civil rights, and occupational safety and health laws, worker's compensation, employment and wages, hours and vacations, or pay equity. The Company has not been charged with, or, to the knowledge of the Company and the Stockholders, threatened with or under any investigation with respect to, any charge concerning any violation of any Laws or Orders.

      3.15.2 Licenses. The Company has all Licenses required by any Governmental or Regulatory Authority for the operation of its business and the use of its assets and properties as presently operated or used, except where the failure to have such Licenses would not reasonably be expected to have a Material Adverse Effect. All of the Licenses are in full force and effect and no action or claim is pending, nor to the knowledge of the Company and the Stockholders is threatened, to revoke or terminate any of such Licenses or declare any such License invalid in any material respect.

      Section 3.16 Client Relations. Schedule 3.16 sets forth for the Company
(a) the 10 largest clients (measured by revenues), and the revenues from each such client and from all clients (in the aggregate) for the calendar year ended December 31, 1998 and the nine months ended September 30, 1999 and (b) the clients projected to be the 10 largest clients (measured by revenues) based on the current profit plans of the Company for the twelve months ending December 31, 1999, together with the estimated revenues from each such client and all clients (in the aggregate) for such period. The Stockholders and the Company do not warrant that the estimated revenues set forth on Schedule 3.16 will prove to be accurate; provided, however, the Stockholders and the Company do represent that they were made in good faith and on a reasonable basis. Except as set forth on Schedule 3.16, no client of the Company has advised the Company or the Stockholders in writing that it is (x) terminating or considering terminating the handling of its business by the Company as a whole or in respect of any particular product, project or service or (y) planning to reduce its future spending with the Company in any material manner; and to the knowledge of the Company and the Stockholders (without making any special inquiry of any clients), no client has orally advised the Company, the Stockholders or any of the Company's executive or other employees at or above the Account Director level of any of the foregoing events.

      Section 3.17 Accounts Receivable; Work-in-Process: Accounts Payable. The amount of all work-in-process, accounts receivable, unbilled invoices (including without limitation unbilled invoices for services and out-of-pocket expenses) and other debts due or recorded in the records and books of account of the Company as being due to the Company and reflected on the Balance Sheet or the Closing Balance Sheet represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business and are or will be good and collectible in full (less the amount of any provision, reserve or similar adjustment therefor reflected on the Balance Sheet or the Closing

Balance Sheet) in the ordinary course of business, and none of the accounts receivable or other debts (or accounts receivable arising from any such work-in-process or unbilled invoices) is or will be subject to any counterclaim or set-off except to the extent of any such provision, reserve or adjustment. There has been no material adverse change since the Balance Sheet Date in the amount or aging of the work-in-process, accounts receivable, unbilled invoices, or other debts due to the Company, or the reserves with respect thereto, or accounts payable of the Company.

      Section 3.18 Employment Relations. (a) To the knowledge of the Company and the Stockholders, the Company is not engaged in any unfair labor practice; (b) no unfair labor practice complaint against the Company is pending before any Governmental or Regulatory Authority; (c) there is no organized labor strike, dispute, slowdown or stoppage actually pending or to the knowledge of the Company and the Stockholders threatened against or involving the Company; (d) there are no labor unions representing or, to the knowledge of the Company and the Stockholders, attempting to represent the employees of the Company; (e) no claim or grievance nor any arbitration proceeding arising out of or under any collective bargaining agreement is pending and to the knowledge of the Company and the Stockholders, no such claim or grievance has been threatened; (f) no collective bargaining agreement is currently being negotiated by the Company; and (g) the Company has not experienced any work stoppage or similar organized labor dispute during the last three years. There is no legal action, suit, proceeding or claim pending or, to the knowledge of the Company and the Stockholders, threatened between the Company and any of its employees, former employees, agents, former agents, job applicants or any association or group of any of its employees, except as set forth on Schedule 3.10.

      Section 3.19 Employee Benefit Matters.

      3.19.1 List of Plans. Schedule 3.8 to this Agreement lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all termination, severance or other Contracts, whether covering one Person or more than one Person, and whether or not subject to any of the provisions of ERISA, which are or have been maintained, contributed to or sponsored by the Company or any ERISA Affiliate (as defined in Section 3.19.3 below) for the benefit of any employee (each item listed on Schedule 3.8 being referred to herein individually, as a "Plan" and collectively, as the "Plans"). The Company has made available to Parent, to the extent applicable, a complete and accurate copy of (a) each written Plan and descriptions of any unwritten Plan (including all amendments thereto whether or not such amendments are currently effective); (b) each summary plan description and summary of material modifications relating to a Plan; (c) each trust agreement or other funding arrangement with respect to each Plan, including insurance contracts; (d) the most recently filed Internal Revenue Service Form 5500 relating to each Plan; (e) the most recently received Internal Revenue Service determination letter for each Plan; and (f) the three most recently prepared actuarial reports and financial statements in connection

[ILLEGIBLE] ch Plan. Except as set forth on Schedule 3.19.1, neither the Stockholders nor any [ILLEGIBLE] has made any commitment, (i) to create or cause to exist any Plan not set forth on [ILLEGIBLE] le 3.8 & (ii) to modify, change or terminate any Plan. [ILLEGIBLE]

3.19.2 Severance. Except as set forth on Schedule 3.19.2, none of the Plans, or any [ILLEGIBLE] ment agreement or other Contract to which the Company is a party or bound, (a) [ILLEGIBLE] s for the payment of or obligates the Company to pay separation, severance, termination [ILLEGIBLE] lar-type benefits to any Person; or (b) obligates the Company to pay separation, [ILLEGIBLE] ze, termination or similar-type benefits solely as a result of any transaction [ILLEGIBLE] Aated by this Agreement or as a result of a "change in control," within the meaning of [ILLEGIBLE] m under Section 280G of the Code.

[ILLEGIBLE] 3.19.3 Multi-Employer Plans. Neither the Company nor any ERISA Affiliate (as [ILLEGIBLE] fter defined) has maintained, contributed to or participated in a multi-employer plan [ILLEGIBLE] the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a multiple employer plan [ILLEGIBLE] to Sections 4063 and 4064 of ERISA, nor has any obligations or liabilities, including [ILLEGIBLE] wal or successor liabilities, regarding any such plan. As used herein, the term "ERISA [ILLEGIBLE] e" means any Person that, together with the Company, is considered a "single [ILLEGIBLE] er" pursuant to Section 4001(b) of ERISA.

[ILLEGIBLE] 3.19.4 Welfare Benefit Plans. The Company has expressly reserved the right, in all [ILLEGIBLE] ocuments relating to welfare benefits provided to employees, former employees, [ILLEGIBLE] , directors and other participants and beneficiaries, to amend, modify or terminate at [ILLEGIBLE] ne the Plans which provide for welfare benefits, and the Company and the [ILLEGIBLE] lders are not aware of any fact, event or condition that could reasonably be expected [ILLEGIBLE] ct or impair such right.

[ILLEGIBLE] 3.19.5 Administrative Compliance. Each Plan is now and has been operated in all [ILLEGIBLE] 1 respects in accordance with the requirements of all applicable Laws, including, [ILLEGIBLE] limitation, ERISA, the Health Insurance Portability and Accountability Act of 1996 [ILLEGIBLE] Code, and the regulations and authorities published thereunder. The Company has [ILLEGIBLE] ed all material obligations required to be performed by it under, is not in any respect [ILLEGIBLE] At under or in violation of, and neither the Company nor the Stockholders have [ILLEGIBLE] dge of any default or violation by any Person to, any Plan. Except as set forth on [ILLEGIBLE] le 3.10, no legal action, suit, audit, investigation or claim is pending or, to the [ILLEGIBLE] dge of the Company and the Stockholders threatened with respect to any Plan (other [ILLEGIBLE] urns for benefits in the ordinary course), and no fact, event or condition exists that [ILLEGIBLE] be reasonably likely to provide a legal basis for any such action, suit, audit, [ILLEGIBLE] ation or claim. All reports, disclosures, notices and filings with respect to such Plans [ILLEGIBLE] d to be made to employees, participants, beneficiaries, alternate payees and any [ILLEGIBLE] mental or Regulatory Authority have been timely made or an extension has been obtained.

      Section 3.20 Interests in Customers, Suppliers, Etc. Except as set forth on Schedule 3.20, (x) no Stockholder nor any Person controlled by a Stockholder nor (y) to the knowledge of the Company and the Stockholders (without making any inquiry of any member of the Related Group, as hereinafter defined), any officer, director, or employee of the Company, (collectively, the "Related Group"), or any entity controlled by anyone in the Related Group:

      (i) owns, directly or indirectly, any interest in (excepting for ownership, directly or indirectly, of less than 2% of the issued and outstanding shares of any class of securities of a publicly held and traded company) or received or has any right to receive payments from, or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent, customer or client of the Company;

      (ii) owns, directly or indirectly (other than by virtue of their ownership of stock of the Company), in whole or in part, any tangible or intangible property (including, but not limited to Intellectual Property) that the Company uses in the conduct of the business of such Company, other than immaterial personal items owned and used by employees at their work stations; or

      (iii) has any significant cause of action or other claim whatsoever against, or owes any amount to, the Company, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof

      Section 3.21 Bank Accounts; Powers of Attorney: Authority of Representative. Set forth in Schedule 3.21 is an accurate and complete list showing (a) the name of each bank in which the Company has an account, credit line or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto, and (b) the names of all Persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof The Representative is duly authorized and empowered to act on behalf of each of the Stockholders and each of the other holders of Common and Preferred Stock and options to acquire common stock of the Company pursuant to the ITI Option Plan, as set forth in Section 2.9.1 hereof.

      Section 3.22 Compensation of Employees. Schedule 3.22 is an accurate and complete list showing (a) the names and positions of all employees and exclusive consultants who are currently employed by the Company, together with a statement of the current annual salary, and the annual salary, bonus and incentive compensation paid or payable with respect to calendar years 1997 and 1998, and the material fringe benefits of such employees and exclusive consultants not generally available to all employees of the Company, if any; (b) all bonus and incentive compensation paid or payable (whether by agreement, custom or understanding) to any employee of the Company not listed in clause (a) above for services rendered during calendar years 1997 and 1998; (c) the names of all retired employees, if any, of the Company who are receiving or entitled to receive any healthcare or life insurance benefits or any payments from the Company not covered by any pension plan to which the Company is a party, their ages and current unfunded pension rate, if any; and (d) a description of the current severance and vacation policy of the Company. The Company has not, because of past practices or previous commitments with respect to its employees, established any rights on the part of any of its employees to additional compensation (including grant of options) with respect to any period after the Closing Date (other than wage increases in the ordinary course of business).

      Section 3.23 No Changes Since the Balance Sheet Date. Since the Balance Sheet Date, except as specifically stated on Schedule 3.23, the Company has not
(a) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the ordinary course of business;
(b) permitted any of its assets to be subjected to any Lien; (c) sold, transferred or otherwise disposed of any of its assets except in the ordinary course of business; (d) made any capital expenditure or commitment therefor which individually or in the aggregate exceeded $25,000; (e) declared or paid any dividends or made any distributions on any shares of its capital stock, or redeemed, purchased or otherwise acquired any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares; (f) made any bonus or profit sharing distribution; (g) increased or prepaid its indebtedness for borrowed money, except current borrowings under credit lines listed on Schedule 3.8, or made any loan to any Person other than to any employee for normal travel and expense advances; (h) written down the value of any work-in-process, or written off as uncollectible any notes or accounts receivable, except write-downs and write-offs in the ordinary course of business, none of which, individually or in the aggregate, is material to the Company; (i) granted any increase in the rate of wages, salaries, bonuses or other remuneration of any employee who, whether as a result of such increase or prior thereto, receives aggregate compensation from the Company at an annual rate of $50,000 or more, or except in the ordinary course of business to any other employees; (j) entered into an employment or exclusive consultant agreement which is not cancelable without significant penalty or other financial obligation within 30 days; (k) canceled or waived any claims or rights of material value; (1) made any change in any method of accounting procedures; (m) otherwise conducted its business or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of its business; (n) amended or terminated any agreement which is material to its business; (o) renewed, extended or modified any Real Property Lease or except in the ordinary course of business, any lease of personal property; (p) adopted, amended or terminated any Plan; or (q) agreed, whether or not in writing, to do any of the actions set forth in any of the above clauses.

      Section 3.24 Corporate Controls. None of the Stockholders, nor, to the knowledge of the Company and the Stockholders, any officer, authorized agent, employee or any other Person while acting on behalf of the Company, has, directly or indirectly: used any corporate fund for unlawful contributions, gifts, or other unlawful expenses relating to political activity;

made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entry on its books or records; made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment, or other payment of a similar or comparable nature, to any Person, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained, and the Company has not participated in any illegal boycott or other similar illegal practices affecting any of its actual or potential customers.

      Section 3.25 Disclosure. No representation or warranty of the Company or the Stockholders contained in this Agreement, and no statement contained in any Schedule or in any certificate, list or other writing furnished to Parent by the Company or the Stockholders pursuant to any provision of this Agreement (including without limitation any financial statements), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

      Section 3.26 Brokers. Except as set forth on Schedule 3.26, no broker, finder, agent or similar intermediary has acted on behalf of the Company or the Stockholders in connection with this Agreement or the transactions contemplated hereby, and no brokerage commissions, finder's fees or similar fees or commissions are payable by the Company or the Stockholders in connection therewith based on any agreement, arrangement or understanding with any of them.

      Section 3.27 Year 2000 Compliant.

      3.27.1 Definition. The term "Year 2000 Compliant" shall mean:

            (i) the functions, calculations and other computer processes of all computer hardware, software and systems, including but not limited to internal and outsourced MIS systems and embedded computer features within other systems of the Company (collectively, "Processes"), perform properly in a consistent manner regardless of the date in time on which the Processes are actually performed and regardless of the date of input to the software, whether before, on or after January 1, 2000 and whether or not the dates are affected by leap years;

            (ii) the computer hardware, software and systems accept, calculate, compare, sort, extract, sequence and otherwise process data inputs and date values, and return and display date values, in a consistent manner regardless of the dates used, whether before, on or after January 1, 2000; and

            (iii) the computer hardware, software and systems will function properly without interruptions or extraordinary manual intervention caused by the date in time on which the Processes are actually performed or by the date of input to the software, whether before, on or after January 1, 2000.

      3.27.2 Computer Systems. The Company has used its reasonable commercial efforts so that, to the knowledge of the Company and the Stockholders, current computer hardware, software and systems, and accompanying documentation, of such Company will be Year 2000 Compliant in a full production version, with accompanying documentation, in all material respects, on or before November 1, 1999. The Company has used its reasonable commercial efforts so that, to the knowledge of the Company and the Stockholders, receipt of Year 2000 Compliant computer hardware, software and systems will be provided to the Company in a timely manner under current supplier contracts or standard maintenance and support plans without additional fee or charge of any kind (including any installation, freight, or other costs or fees) to the Company.

      3.27.3 Other Products and Services. The Company has used its reasonable commercial efforts so that, to the knowledge of the Company and the Stockholders, the products of the Company will be delivered and its services will be scheduled and performed in a timely manner without interruptions caused by the date in time on which the product is ordered or is actually delivered or the services are scheduled or actually performed under normal procedures in the ordinary course, whether before, on or after January 1, 2000. The Company has used its reasonable commercial efforts so that, to the knowledge of the Company and the Stockholders, the essential suppliers of products and services of the Company, including the suppliers of its infrastructure systems, have Year 2000 Compliant programs in place to avoid interruptions in the supplier-customer trading relationship which could have a Material Adverse Effect, whether before, on or after January 1, 2000, except as set forth on Schedule 3.27.

      Section 3.28 Copies of Documents. The Company has caused to be made available for inspection and copying by Parent and its advisers, complete and correct copies of all documents referred to in this Article III or in any Schedule. Summaries of all oral contracts contained in Schedule 3.8 are complete and accurate in all material respects.

                                   ARTICLE IV

                     REPRESENTATIONS OF MERGERSUB AND PARENT

      Parent and MergerSub, jointly and severally, represent and warrant to the Company and the Stockholders as follows:

      Section 4.1 Existence and Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. MergerSub is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware. Each of Parent and MergerSub has all requisite corporate power and authority to own its assets and to carry on its business as presently conducted.

      Section 4.2 Execution and Validity of Agreements. Each of Parent and MergerSub has the full corporate power and authority to enter into this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and MergerSub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required corporate action on behalf of Parent and MergerSub. This Agreement has been duly and validly executed and delivered by Parent and MergerSub and, assuming due authorization, execution and delivery by the Company and the Stockholders, constitutes the legal, valid and binding obligation of Parent and MergerSub, enforceable against each of them in accordance with its terms in each case, except as enforceability may be limited by bankruptcy, insolvency reorganization, moratorium and other laws affecting creditors' rights generally, or by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity), and to the extent any indemnification or contribution provisions thereof may be limited by applicable federal state or securities laws.

      Section 4.3 Non-Contravention; Approvals and Consents.

      4.3.1 Non-Contravention. The execution, delivery and performance by Parent and MergerSub of their obligations hereunder and the consummation of the transactions contemplated hereby will not conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, or require Parent or MergerSub to obtain any consent, approval or action of, make any filing with or give any notice to, or result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of Parent or MergerSub, under any of the terms, conditions or provisions of (a) the certificate of incorporation or by-laws of Parent or MergerSub, or (b) subject to the taking of the actions described in Section 4.3.2, (i) any Laws or Orders of any Governmental or Regulatory Authority applicable to Parent or MergerSub or any of their assets or properties, or (ii) any Contract to which Parent or MergerSub is a party or by which Parent or MergerSub or any of its assets or properties are bound.

      4.3.2 Approvals and Consents. Except for (a) the filing of the Certificate of Merger with the Secretary of State of Delaware and any other appropriate documents with the relevant authorities of other states in which the Company and/or MergerSub is qualified to do business, and (b) as described on Schedule 4.3.2, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other Person is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or

Regulatory Authority or any Contract to which Parent or MergerSub is a party or by which Parent or MergerSub or any of their respective assets or properties are bound for the execution and delivery of this Agreement by Parent or MergerSub, the performance by Parent and MergerSub of their respective obligations hereunder or the consummation of the transactions contemplated hereby.

      Section 4.4 Agency Shares. The Agency Shares to be delivered to the Stockholders pursuant to this Agreement have been duly authorized for issuance by all requisite corporate action by Parent, and when delivered as provided herein, will be validly issued and outstanding shares of voting common stock of Parent, fully paid and non-assessable, and will not be subject to preemptive rights of any Person.

      Section 4.5 MergerSub. MergerSub was formed solely for the purpose of the Merger and engaging in the transactions contemplated hereby. As of the date hereof and the Effective Time, the capital stock of MergerSub is and will be directly owned 100% by Parent. Further, there are not as of the date hereof and there will not be at the Effective Time any outstanding or authorized options, warrants, calls, rights, commitments or any other Contracts requiring MergerSub to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock. As of the date hereof and the Effective Time, MergerSub has not and will not have incurred any obligations or liabilities or engaged in any business or activities of any type of kind whatsoever or entered into any Contract with any Person.

      Section 4.6 Brokers. No broker, finder, agent or similar intermediary has acted on behalf of Parent or MergerSub or their affiliates in connection with this Agreement or the transactions contemplated thereby, and no brokerage commissions, finders' fees or similar fees or commissions are payable by Parent or MergerSub or their affiliates in connection therewith based on any Contract or understanding with either of them.

      Section 4.7 Litigation. There is no action, suit, proceeding at law or in equity by any Person, or any arbitration or any administrative or other proceeding by or before (or to the knowledge of Parent or MergerSub any investigation by) any Governmental or Regulatory Authority, pending or, to the knowledge of Parent or MergerSub threatened against Parent or MergerSub with respect to this Agreement or the transactions contemplated hereby, or against or affecting Parent or MergerSub the properties or assets of either of them; and, to the knowledge of Parent or MergerSub, no acts, facts, circumstances, events or conditions occurred or exist which are a basis for any such action, proceeding or investigation.

      Section 4.8 Disclosure. No representation or warranty of Parent or MergerSub contained in this Agreement, and no statement contained in any Schedule or in any certificate, list or other writing furnished by Parent or MergerSub to the Company and the Stockholders pursuant to any provision of this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

                                    ARTICLE V

             ACTIONS AT CLOSING BY THE COMPANY AND THE STOCKHOLDERS

      Simultaneously herewith:

      Section 5.1 Required Approvals and Consents. The Stockholders and the Company shall have obtained or given, at no expense to Parent or MergerSub, and there shall not have been withdrawn or modified, any consents or approvals or other actions listed on Schedule 3.9.2 hereof (including without limitation, all consents, approvals and/or waivers required under the Contracts listed on
Schedule 3.8 in order to permit the consummation of the transactions contemplated by this Agreement without causing or resulting in a default, event of default, acceleration event or termination event under any of such documents and without entitling any party to any of such documents to exercise any other right or remedy adverse to the interests of Parent or MergerSub or the Company thereunder). Each such consent or approval shall be in form satisfactory to counsel for Parent and MergerSub.

      Section 5.2 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit the Company and the Stockholders to perform their respective obligations under this Agreement and to consummate the transactions contemplated thereby shall have been duly obtained, made or given and shall be in full force and effect, and all waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement, shall have terminated or expired.

      Section 5.3 Good Standing Certificates. The Company shall have delivered to Parent and MergerSub: a copy of the Company's certificate of incorporation (or other comparable corporate charter documents), including all amendments, certified by the Secretary of State of the State of Delaware and a certificate from the Secretary of State in each state in which the Company is qualified as a foreign corporation to do business to the effect that such Company is in good standing in such state (in each case together with the applicable tax status certificate).

      Section 5.4 Certified Resolutions. The Company shall have delivered to Parent and MergerSub a copy of resolutions of the Board of Directors and the stockholders of the Company authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, certified by an officer of the Company as of the Closing Date.

      Section 5.5 Employment Agreements. Each of Scott Heiferman, Ron Kovas, Ed Dintrone and Peter Meluso shall have entered into an Employment Agreement with MergerSub in the form of Exhibit C hereto.

      Section 5.6 Non-Solicitation/Non-Servicing Agreement. Each of Scott Heiferman, Ron Kovas, Ed Dintrone and Peter Meluso shall have entered into a Non-Solicitation/Non-Servicing Agreement with Parent and MergerSub in the form of Exhibit D hereto.

      Section 5.7 Opinion of Counsel. MergerSub shall have received the opinion of Morrison & Foerster LLP, counsel to the Company and the Stockholders, dated the Closing Date, substantially in the form and to the effect of Exhibit E hereto.

      Section 5.8 Investment Representation Certificate. Each of the holders of Company Common Stock shall have executed and delivered an Investment Representation Certificate in the form of Exhibit F hereto.

      Section 5.9 Lockup Agreement. Each of the holders of Company Common Stock and each Optionholder under the ITI Option Plan shall have entered into a Lockup Agreement with Parent in the form of Exhibit G hereto.

      Section 5.10 Repayment of Loans. All indebtedness of the Company stockholders to the Company shall have been repaid in full, and each of the stockholders shall have delivered to Parent and MergerSub a certificate in the form of Exhibit H hereto.

      Section 5.11 Appointment of Representative. The Stockholders shall have appointed Scott Heiferman, to act as the Representative.

      Section 5.12 Optionholder Forbearance Agreements. Each holder of outstanding and unexercised ITI Options at the Effective Time shall have entered into an Optionholder Forbearance Agreement in the form annexed as Exhibit I.

      Section 5.13 Indemnity and Escrow Agreement. Each of the Stockholders and the Company shall have entered into the Indemnity and Escrow Agreement in the form and to the effect of Exhibit K hereto.

      Section 5.14 Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto must be reasonably satisfactory in form and substance to Parent and MergerSub and their counsel, and Parent and MergerSub shall have received copies of all such documents and other evidences as it or its counsel reasonably requested in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

                                   ARTICLE VI

                   ACTIONS AT CLOSING BY PARENT AND MERGERSUB

       Simultaneously herewith:

      Section. 6.1 Required Approvals, Notices and Consents. Parent and MergerSub shall have obtained or given, at no expense to the Company and the Stockholders, and there shall not have been withdrawn or modified any notices, consents, approvals or other actions listed on Schedules 4.3.2 hereof. Each such consent or approval shall be in form reasonably satisfactory to counsel for the Company and the Stockholders.

      Section 6.2 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Parent and MergerSub to perform their respective obligations under this Agreement and to consummate the transactions contemplated thereby shall have been duly obtained, made or given and shall be in full force and effect, and all waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by each of the Transaction Documents, shall have terminated or expired.

      Section 6.3 Certified Resolutions. Each of Parent and MergerSub shall have delivered to the Stockholders a copy of the resolutions of their respective Boards of Directors authorizing the execution, delivery and performance this Agreement and the transactions and other agreements contemplated thereby, certified to by an officer of Parent or MergerSub, as the case may be.

      Section 6.4 Opinions of Counsel. The Company and the Stockholders shall have received the opinion of Davis & Gilbert LLP, counsel to Parent and MergerSub, and of Janet Ambrosi-Wertinan, general counsel of Parent, each dated the Closing Date, substantially in the form and to the effect of Exhibits J-1 and J-2.

      Section 6.5 Employment Agreements. MergerSub shall have entered into an Employment Agreement with each of Scott Heiferman, Ron Kovas, Ed Dintrone and Peter Meluso in the form of Exhibit C hereto.

      Section 6.6 Non-Solicitation/Non-Servicing Agreements. MergerSub and Parent shall have entered into a Non-Solicitation/Non-Servicing Agreement with each of Scott Heiferman, Ron Kovas, Ed Dintrone and Peter Meluso, in the form of Exhibit D hereto.

      Section 6.7 Agency.Com Options. Parent shall have granted options pursuant to the Agency.Com Option Plan in the amounts and to the several Company employees listed on Schedule 6.7 hereto.

      Section 6.8 Indemnity and Escrow Agreement. Parent shall have entered into the Indemnity and Escrow Agreement in the form and to the effect of Exhibit K.

      Section 6.9 Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto must be reasonably satisfactory in form and substance to the Stockholders, the Company and their counsel and the Stockholders shall have received copies of all such documents and other evidences as they or their counsel may reasonably request in order to establish the consummation of such transaction and the taking of all proceedings in connection therewith.

                                   ARTICLE VII

                                OTHER AGREEMENTS

      Section 7.1 Separate Subsidiary. Parent and the Stockholders agree that from and after the Closing Date through September 30, 2000 (the "Earn-Out Period"), Parent shall cause the operations of the Surviving Corporation to be conducted and managed as a separate subsidiary, in substantially the same manner (except as modified by the provisions of Section 7.2 below) as the operations of the Company were conducted prior to the Closing Date.

      Section 7.2 Management of the Surviving Corporation. The operations of the Surviving Corporation shall be conducted to: (i) participate in Parent's overall cash management program and abide by Parent's dividend and management fee policies as from time to time in effect; (ii) comply on a timely basis with the financial reporting and budgeting procedures of Parent as from time to time in effect, which procedures require the approval of profit and capital expenditure plans; and (iii) comply with Agency.Com's general business procedures for its operating units.

      Section 7.3 Private Placement and Registration and Listing. The Agency Shares to be issued to the Stockholders will not be registered under the Securities Act based upon the "private offering exemption" under the Securities Act, in reliance on the Letters of Investment Intent to be delivered by Stockholders at the Closing.

      Section 7.4 Release of Stockholder Guarantees. Parent agrees that promptly following the Closing, Parent will use its best efforts to execute any and all documents reasonably necessary to fully discharge any and all Stockholders from any and all personal guarantees or assurances made by such Stockholder(s) in respect of any indebtedness or other obligations of the Company, to the extent that such indebtedness or other obligation is reflected in the Balance Sheet or otherwise disclosed in this Agreement.

      Section 7.5 Autonomy.

      (a) From the Closing Date through September 30, 2000 (the "Autonomy Period"), the business of the Surviving Corporation shall be operated by the Persons listed on Schedule 1.4.2 (for so long as they shall remain employees of the Surviving Corporation or Parent, as the case may be), reporting to and subject to the authority of the President, North America of

Parent and Boards of Directors of the Surviving Corporation and Parent. Notwithstanding the foregoing, none of the Stockholders, individually and collectively, shall have the power or authority to authorize any of the following actions, and such actions shall require the affirmative authorization of the President, North America of Parent or the Board of Directors of Parent or such other Person as may be designated from time to time by the Chief Executive Officer of Parent:

            (i) any merger, consolidation, or acquisition of or with any other business enterprise, or the dissolution of the Surviving Corporation;

            (ii) the establishment or dissolution of any subsidiary, partnership, corporation or any other business enterprise or the entering into of any joint ventures;

            (iii) the incurrence of any expenditure, including any capital expenditure, in excess of amounts budgeted for such expenditure or any aggregate expenditures in excess of amounts budgeted for such aggregate expenditures, in budgets of the Surviving Corporation having received the prior approval of the Board of Directors of Parent (the "Budget");

            (iv) the sale of all or any substantial portion of the assets of the Surviving Corporation

            (v) the issuance or sale of capital stock of the Surviving Corporation or any securities or instruments convertible into or exercisable for capital stock of the Surviving Corporation;

            (vi) the borrowing of funds or the issuance of bonds or other evidence of indebtedness or the making of guarantees or the lending of funds, but excluding travel and other advances to employees made in the ordinary course of business;

            (vii) the pledge of assets other than to secure office equipment lease obligations or office equipment purchase money indebtedness not in excess of the amount budgeted therefor in the Budget;

            (viii) any material changes in business activities or of any changes in place of business;

            (ix) the making in any fiscal year of any commitment or the entering into of any contract (other than employment contracts) which conflicts with the Budget for that fiscal year or which provides for expenditures in any future fiscal year;

            (x) the leasing or purchase of any real property;

            (xi) the making of any employment contract which has not been approved by corporate counsel;

            (xii) the amendment of the Certificate of Incorporation or the Bylaws of the Surviving Corporation;

            (xiii) providing any services to or purchasing any materials or services from an Affiliate of any Stockholder;

            (xiv) the commencement of settlement of any claims, suits or proceedings without the approval of the general counsel of Parent; provided that they shall be authorized to settle any dispute relating to collections in the ordinary course of business that do not exceed $10,000 as to which no legal proceeding has commenced;

            (xv) taking any action outside the ordinary course of business; and

            (xvi) agreeing to do any of the foregoing.

      (b) Notwithstanding anything contained in this Section 7.5 to the contrary, Parent shall have the right in its sole discretion to cause the business of the Surviving Corporation to be integrated into the business and operations of Parent, subject to the provisions of Section 2.2.8 hereof and the terms of the Stockholders' individual Employment Agreements, as applicable and in such case the provisions of Section 7.5(a) will cease to apply.

      (c) Notwithstanding anything to the contrary, during the Autonomy Period, the President, North America of Parent and the Board of Directors of Parent or such other Person as may be designated from time to time by the Chief Executive Officer of Parent, acting separately, shall each have the right to terminate the employment of any of the Surviving Corporation's employees (other than the Stockholders whose employment will be governed by the terms of their individual Employment Agreements) for "cause" and to cause the Surviving Corporation to resign any account due to a conflict.

            (i) For the purposes of this Section 7.5(c), the term "cause" shall be deemed to mean and include the failure of an employee, in the judgment of the President, North America, of Parent or other person specified above, to adequately perform the duties, responsibilities and/or obligations of his employment continuing for more than 15 days after warning; dishonesty, theft, conviction of a crime, drunkenness, unethical business conduct, nonconformance with the Surviving Corporation's or Parent's standard business practices and policies, including without limitation, policies against racial or sexual discrimination or harassment, or the commission in bad faith of any act which injures or could reasonably be expected to injure the reputation, business or business relationships of the Surviving Corporation and/or Parent.

            (ii) In the event that during the Measuring Period, Parent shall require the Surviving Corporation to resign any account due to a conflict with any client or account of Parent or any Affiliate of Parent, then the Revenue and PBT Targets set forth on Schedule 2.2.3 and the key success factors set forth on Schedule 2.2.7 shall be adjusted, as appropriate upon the mutual good faith agreement of Parent and the Representative, taking into account, historical and anticipated results in respect of such resigned client during the remainder of the Measuring Period; provided, however, that any such Revenues, PBT or KSF amounts attributable to such resigned client shall be offset and reduced by the Revenue, PBT or key success factors derived during the Measuring Period from any client or account contributed or referred to the Surviving Corporation by Parent or any Affiliate of Parent (other than the Surviving Corporation).

                                  ARTICLE VIII

                               SURVIVAL: INDEMNITY

      Section 8.1 Survival. Notwithstanding any right of any party hereto fully to investigate the affairs of any other party, and notwithstanding any knowledge of facts determined or determinable pursuant to such investigation or right of investigation, each party hereto shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other parties contained in this Agreement and the Schedules, if any, furnished by any other party pursuant to this Agreement, or in any certificate delivered at the Closing by any other party. Subject to the limitations set forth in Sections 8.6.2,
8.6.3 and 8.6.5, the respective representations, warranties, covenants and agreements of the Company, the Stockholders, Parent and MergerSub contained in this Agreement shall survive the Closing, as provided in Sections 8.6.2 and 8.6.3.

      Section 8.2 Obligation of the Stockholders to Indemnify

      8.2.1 General Indemnity Subject to the limitations contained in Sections
8.6.1 and 8.6.2, each of the Stockholders hereby agree, jointly and severally, to indemnify Parent, the Surviving Corporation and their respective affiliates, shareholders, officers, directors, employees, agents, representatives and successors, permitted assignees (individually an "Parent Indemnified Party" and collectively, the "Parent Indemnified Parties") against, and to protect, save and keep harmless Parent Indemnified Parties from, and to pay on behalf of or reimburse Parent Indemnified Parties as and when incurred for, any and all liabilities (including liabilities for Taxes), obligations, losses, damages, penalties, demands, claims, actions, suits, judgments, settlements, penalties, interest, out-of-pocket costs, expenses and disbursements (including reasonable costs of investigation, and reasonable attorneys', accountants' and expert witnesses' fees) of whatever kind and nature (collectively, "Losses"), that may be imposed on or incurred by any Parent Indemnified Party as a consequence of, in connection with, incident to, resulting from or arising out of or in any way related to or by virtue of (a) any misrepresentation, inaccuracy or breach of any warranty or representation contained in Article III.B hereof or in any certificate delivered by the Company or either Stockholder at the Closing; (b) any action, demand, proceeding, investigation or claim by any third party (including any Governmental or Regulatory Authority) against or affecting any Parent Indemnified Party which may give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations and warranties of the Company or the Stockholders contained in Article III.B hereof or in any certificate delivered by the Company or either Stockholders at the Closing; or (c) any breach or failure by the Company or the Stockholders to comply with perform or discharge any obligation, agreement or covenant by the Company or the Stockholders contained in this Agreement.

      8.2.2 Special Indemnity. Subject to the limitations contained in Sections
8.6.1 and 8.6.2, each of the Stockholders hereby severally and not jointly agrees to indemnify Parent Indemnified Parties against, and to protect, save and keep harmless Parent Indemnified Parties from, and to assume liability for, the payment of all Losses that may be imposed on or incurred by any Parent Indemnified Party as a consequence of or in connection with, incident to, resulting from or arising out of or in any way related to or by virtue of: (a) any misrepresentation, inaccuracy or breach of a representation or warranty by any Stockholder contained in Article III.A hereof; and (b) any action, demand, proceeding, investigation or claim by any third party (including any Governmental or Regulatory Authority) against or affecting any Parent Indemnified Party which may give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations and warranties of any Stockholder contained in Article III.A hereof or in any certificate delivered by any Stockholder at the Closing. Any claim for indemnity made under this Section 8.2.2 shall not be construed as a claim under Section 8.2.1 hereof even if an Parent Indemnified Party could have made a claim under Section 8.2.1 hereof in respect of the same matters.

      8.2.3 Clarification of the term "Losses". The term "Losses" as used in this Agreement is not limited to matters asserted by third parties against an Parent Indemnified Party, but includes Losses incurred or sustained by an Parent Indemnified Party in the absence of third party claims. For purposes of clarification, any liabilities (including liabilities for Taxes), obligations, losses, damages, penalties, demands, claims, actions, suits, judgments, settlements, penalties, interest, out-of-pocket costs, expenses and disbursements (including reasonable costs of investigation, and reasonable attorneys', accountants' and expert witnesses' fees) of whatever kind and nature suffered by the Surviving Corporation by virtue of a state of facts which constitutes a misrepresentation, inaccuracy or breach of a warranty or representation by the Company or any Stockholder shall be deemed to have been suffered by Parent.

      Section 8.3 Obligation of Parent to Indemnify. Subject to the limitations set forth in Section 8.6.3 hereof, Parent hereby agrees to indemnify the Stockholders against, and to protect, save and keep harmless the Stockholders from, and to pay on behalf of or reimburse the

Stockholders as and when incurred for, any and all Losses that may be imposed on or incurred by either Stockholder as a consequence of, in connection with, incident to, resulting from or arising out of or in any way related to or by virtue of: (a) any misrepresentation, inaccuracy or breach of any warranty or representation contained in Article IV hereof or in any certificate delivered by MergerSub or Parent at the Closing; (b) any action, demand, proceeding, investigation or claim by any third party (including any Governmental or Regulatory Authority) against or affecting any Stockholder which may give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations and warranties contained in Article IV hereof or in any certificate delivered by MergerSub or Parent at the Closing; or (c) any breach or failure by MergerSub or Parent to comply with, perform or discharge any obligation, agreement or covenant by MergerSub or Parent contained in this Agreement.

      Section 8.4 Indemnification Procedure for Claims. In the event that any Person entitled to indemnification under this Agreement (an "Indemnified Party") asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any Person who is not a party to this Agreement or an affiliate of a party to this Agreement (a "Third Party Claim") against such Indemnified Party, against which a party to this Agreement is required to provide indemnification under this Agreement (an "Indemnifying Party"), the Indemnified Party shall give written notice together with a statement of any available information regarding such claim to the Indemnifying Party within 30 days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim). The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the "Defense Notice") within 15 days after receipt from the Indemnified Party of notice of such claim, which notice by the Indemnifying Party shall specify the counsel it will appoint to defend such claim ("Defense Counsel"), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld or delayed, and in the event the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within 10 days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate Defense Counsel, which shall be subject again to the Indemnified Party's approval which approval shall not be unreasonably withheld or delayed. If the parties still fail to agree on the Defense Counsel, then, at such time, they shall mutually agree in good faith on a procedure to determine the Defense Counsel.

            (a) In the event that the Indemnifying Party shall fail to give the Defense Notice within such 15 day period, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct the defense and to compromise and settle the claim with prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, and the Indemnifying Party will be liable for all reasonable costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith.

            (b) In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of the subject claim, the Indemnifying Party shall be entitled to have the exclusive control over the defense and settlement of the subject claim and the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party; the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing. In such an event, the Indemnifying Party will not settle the subject claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed.

            (c) Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation, (i) injunctive relief or specific performance would be imposed against the Indemnified Party, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.

            (d) If an Indemnified Party refuses to consent to a bona fide offer of settlement which provides for a full release of the Indemnified Party and its affiliates and solely for a monetary payment which the Indemnifying Party wishes to accept, the Indemnified Party may continue to pursue such matter, free of any participation by the Indemnifying Party, at the sole expense of the Indemnified Party. In such an event, the obligation of the Indemnifying Party shall be limited to the amount of the offer of settlement which the Indemnified Party refused to accept plus the costs and expenses of the Indemnified Party incurred prior to the date the Indemnifying Party notified the Indemnified Party of the offer of settlement.

            (e) Notwithstanding clause (b) above, the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, (ii) to the extent such claim involves criminal allegations against the Indemnified Party, (iii) that if unsuccessful, would set a precedent that would materially interfere with, or have a material adverse effect on, the business or financial condition of the Indemnified Party or (iv) if such claim would impose liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. In such an event, the Indemnifying Party will still have all of its obligations hereunder provided that the Indemnified

      Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

            (f) Any final judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.

            (g) A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Section 8.4 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.

      [Section 8.5 Intentionally omitted.]

      Section 8.6 Limitations on and Other Matters Regarding Indemnification.

      8.6.1 Indemnity Cushion and Cap. Subject to Section 8.6.5 below, the Stockholders shall have no liability to any Parent Indemnified Party with respect to Losses arising out of any of the matters referred to in Sections
8.2.1 or 8.2.2 until such time as the amount of such liability shall exceed $70,000 in the aggregate (in which case the Stockholders shall be liable for all Losses up to and in excess of $70,000); provided, however, that this Section
8.6.1 shall not apply to Losses relating to a breach of a representation or warranty contained in Section 3.26 or 3.2.7 (for which there is no cushion). Subject to Section 8.6.5 below, the maximum liability of the Stockholders for indemnity payments under Sections 8.2.1 and 8.2.2 shall be limited to and shall be paid solely from the Escrow Fund in accordance with the terms and provisions of the Indemnity and Escrow Agreement.

      8.6.2 Termination of Indemnification Obligations of the Stockholders. The obligation of the Stockholders to indemnify under Section 8.2 hereof shall terminate on April 30, 2001, except (a) as to matters as to which Parent Indemnified Party has made a claim for indemnification on or prior to such date and (b) with respect to any claim for Losses pertaining to a misrepresentation or a breach of representation or warranty under Sections 3.11 or 3.19 or any other Section of Article III of this Agreement relating to Taxes. The obligation to indemnify referred to in:

      (i) the preceding clause (a) shall survive the expiration of such period until such claim for indemnification is finally resolved and any obligations with respect thereto are fully satisfied; and

      (ii) the preceding clause (b) shall terminate 120 days after the expiration of the relevant Federal, state or local statute of limitations (taking into account any extensions or waivers thereof), except as to matters as to which any Indemnified Party has made a claim for indemnification on or prior to such date, in which case the right to indemnification with respect thereto shall survive the expiration of any such period until such claim for indemnification is finally resolved and any obligations with respect thereto are fully satisfied.

      8.6.3 Termination of Indemnification Obligations of Parent . The obligations of Parent to indemnify under Section 8.3 hereof shall terminate on April 30, 2001, except as to matters as to which a Stockholder has made a claim for indemnification on or prior to such date, in which case the right to indemnification with respect thereto shall survive such period until such claim for indemnification is resolved and any obligations with respect thereto are fully satisfied.

      8.6.4 Treatment. Any indemnity payments by an Indemnifying Party to an Indemnified Party under this Article VIII shall be treated by the parties as an adjustment to the Purchase Price.

      8.6.5 Exceptions. Each of the limitations set forth above in this Section
8.6 shall in no event (a) apply to any Losses incurred by a Parent Indemnified Party which relate, directly or indirectly, to (i) any fraudulent acts committed by the Company or the Stockholders (including without limitation, fraud in connection with the transaction contemplated hereby and any fraudulent acts by any officer, director, employee, agent or stockholder of the Company); (ii) any indemnification obligation under Section 8.2.1(c); and (iii) the Company's and the Stockholders' obligations set forth in Section 9.1 to pay certain expenses;
(iv) the claims and potential claims by Modem Media set forth on Schedule 3.10, for which Losses the Stockholders shall be jointly and severally liable and shall not be paid from the Escrow Fund; (v) the 2Q1998 tax penalty and any payroll taxes or related amounts owed with respect to the Company's 1998 stock incentive plan as described on Schedule 3.11, for which Losses the Stockholders shall be jointly and severally liable and shall not be paid from the Escrow Fund; or (b) apply to any Losses incurred by a Stockholder which relate, directly or indirectly, to (i) any indemnification obligation under Section 8.3(c); and (ii) Parent's and MergerSub's obligations set forth in Section 9.1 to pay certain expenses.

                                    ARTICLE IX

                                   MISCELLANEOUS

      Section 9.1 Expenses. The parties anticipate that Holders of the converted ITI Options will exercise such Options following the expiration of the forbearance period set forth in his/her Optionholder Forbearance Agreement, and prior to the expiration of the lock-up period set forth in his/her Lock-up Agreement. Within 30 days following the close of such lock-up period, Parent will reimburse the stockholders by payment to the Representative for expenses incurred by them relating to the transactions contemplated by this Agreement (including, without limitation, the fees and expenses of their counsel and financial advisors) ("Transaction Expenses") upon presentation by the Representative of invoices, up to but not exceeding an aggregate amount equal to 50% of the aggregate Exercise Price amounts theretofore received by Parent from the holders of said converted ITI Options. In addition, within 30 days following termination of the Escrow Fund pursuant to Section 3.05 of the Indemnity and Escrow Agreement, Parent will reimburse the stockholders by payment to the Representative for previously unreimbursed Transaction Expenses up to an amount, which together with the amount previously reimbursed to stockholders in accordance with the Section 9.1, equals 50% of the aggregate Exercise Price received by Parent during the 30 days following the lock-up period and the 30 days following termination of the Escrow Fund. Except for the foregoing or as otherwise provided in this Agreement, each of the stockholders, on the one hand, and Parent and MergerSub on the other, shall pay its, his/her own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisors.

      Section 9.2 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto (including, without limitation, the validity or enforcement of this Agreement), shall be governed by the laws of the State of New York without reference to its conflict of laws provisions.

      Section 9.3 "Person" Defined. "Person" shall mean and include an individual, a company, a joint venture, a corporation (including any non-profit corporation), an estate, an association, a trust, a general or limited partnership, a limited liability company, a limited liability partnership, an unincorporated organization and a government or other department or agency thereof.

      Section 9.4 "Knowledge" Defined. Where any representation and warranty contained in this Agreement is expressly qualified by reference to the knowledge of a Stockholder, such term shall be limited to the actual knowledge of such Stockholder and unless otherwise stated such knowledge that would have been discovered by such Stockholder after reasonable inquiry. Where any representation and warranty contained in this Agreement is expressly specified by reference to the knowledge of the Company, Parent or MergerSub, as the case may be, such term shall be limited to the actual knowledge of the executive officers of such entity and unless otherwise stated, such knowledge that would have been discovered by such executive officers after reasonable inquiry.

      Section 9.5 "Affiliate" Defined. As used in this Agreement, an "affiliate" or "Affiliate" of any Person, shall mean any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such Person.

      Section 9.6 "Material Adverse Effect" Defined. For purposes of this Agreement, "Material Adverse Effect" shall mean any material and adverse effect on the financial condition, results of operations, assets, properties, prospects or business of the Company.

      Section 9.7 Captions. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

      Section 9.8 Publicity. Subject to the provisions of the next sentence, no party to this Agreement shall, and the Stockholders shall insure that no representative of the Company shall, issue any press release or other public document or make any public statement relating to this Agreement or the matters contained herein without obtaining the prior approval of Parent and the Stockholders. Notwithstanding the foregoing, the foregoing provision shall not apply to the extent that Parent is required to make any announcement relating to or arising out of this Agreement by virtue of the federal securities laws of the United States or the rules and regulations promulgated thereunder, or rules of any stock exchange, or any announcement by any party or the Company pursuant to applicable law or regulations.

      Section 9.9 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been given (a) upon personal delivery, if delivered by hand or courier, (b) three days after the date of deposit in the mails, postage prepaid, if mailed by certified or registered mail, or (c) the next business day if sent by facsimile transmission (if receipt is electronically confirmed) or by a prepaid overnight courier service, and in each case at the respective addresses or numbers set forth below or such other address or number as such party may have fixed by notice:

      If to Parent or MergerSub, addressed to:

             Agency.Com, Ltd.
             665 Broadway
             New York, New York 10012
             Attention: Chief Financial Officer
             Fax:(212) 358-8256
                   with a copy to:

             Janet Ambrosi-Wertman
             Agency.Com Ltd.
             1111 Chautauqua Boulevard
             Pacific Palisades, California 90272
             Fax:(310) 230-6936

      If to the Stockholders or to the Company, addressed to the Representative:

             Scott Heiferman
             c/o i-traffic
             375 West Broadway
             New York, New York 10012
             Fax:(212) 219-3434

                   with a copy to:

             Morrison & Foerster LLP
             1290 Avenue of the Americas
             New York, New York 10104-0050
             Attention: Michael J. W. Rennock, Esq.
             Fax:(212) 468-7900

      Section 9.10 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. Any purported such transfer, assignment, pledge, or hypothecation (other than by operation of law) shall be void and ineffective. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

      Section 9.11 Severability. In the event any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been severed and deleted.

      Section 9.12 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

      Section 9.13 Entire Agreement. This Agreement, including the other documents referred to herein and the Exhibits and Schedules hereto which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

      Section 9.14 Amendments. This Agreement may not be amended, supplemented or modified orally, but only by an agreement in writing signed by each of the parties hereto.

      Section 9.15 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto and their respective successors and assigns as permitted under Section 9.9.

      Section 9.16 Use of Terms. Whenever the context so requires or permits, all references to the masculine herein shall include the feminine and neuter, all references to the neuter herein shall include the masculine and feminine, all references to the plural shall include the singular and all references to the singular shall include the plural.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal, on the day and year first above written.

                                      AGENCY.COM LTD.

                                      By: /s/ Jonathan P. Tann
                                         -----------------------------------
                                         Name: Jonathan P. Tann
                                         Title:


                                      ITI ACQUISITION INC.

                                      By: /s/ Jonathan P. Tann
                                         -----------------------------------
                                         Name: Jonathan P. Tann
                                         Title:


                                      INTERACTIVE TRAFFIC, INC.

                                      By: /s/ Scott Heiferman
                                         -----------------------------------
                                         Name: Scott Heiferman
                                         Title: CEO


                                      THE STOCKHOLDERS:

                                      /s/ Edward Dintrone
                                      --------------------------------------
                                      Ed Dintrone

                                      /s/ Scott Heiferman
                                      --------------------------------------
                                      Scott Heiferman

                                      /s/ Ron Kovas
                                      --------------------------------------
                                      Ron Kovas

                                      /s/ Peter Meluso
                                      --------------------------------------
                                      Peter Meluso

                                     ANNEX I


Ed Dintrone
247 East 50th Street, Apt. 2
New York, New York 10022

Scott Heiferman
301 Elizabeth Avenue, Apt. 9J
New York, New York 10012

Ron Kovas
269 Oak Grove
Atherton, California 94027

Peter Meluso
3229 B Glennon Place
Bronx, New York 10465

                             INDEX OF DEFINED TERMS

A

Accountants ............................................................    11
Adjusted Net Worth Amount ..............................................    10
Affiliate ..............................................................    46
Agency Shares ..........................................................     3
Agreement ..............................................................     1

B

Balance Sheet ..........................................................    16
Balance Sheet Date .....................................................    17

C

cause ..................................................................    39
Certificate of Merger ..................................................     2
Closing ................................................................    13
Closing Balance Sheet ..................................................    11
Closing Date ...........................................................    13
Company ................................................................     1
Company Common Stock ...................................................     3
Contracts ..............................................................    15
Convened Options .......................................................     9

D

Defense Counsel ........................................................    42
Defense Notice .........................................................    41
Determination ..........................................................     7

E

Earn-Out Period ........................................................    36
Effective Time .........................................................     2
Environmental Laws and Orders ..........................................    23
ERISA ..................................................................    24
ERISA Affiliate ........................................................    25
Estimated Closing Balance Sheet ........................................    10

G

GAAP ...................................................................     6
Governmental or Regulatory Authority ...................................    15

I

Indemnified Party ......................................................    41
Indemnifying Party .....................................................    41
Indemnity Escrow .......................................................     3
Independent Auditors ................................................... 7, 11
Intellectual Property ..................................................    22
Intellectual Property of the Companies .................................    22
ITI Option .............................................................     9
ITI Option Plan ........................................................     9

K

Knowledge ..............................................................    46

L

Laws ...................................................................    15
Liabilities ............................................................    21
Licenses ...............................................................    15
Liens ..................................................................    17
Losses .................................................................    40

M

Material Adverse Effect ................................................    46
Measuring Period .......................................................     5
Merger .................................................................     1
MergerSub ..............................................................     1
MergerSub Common Stock .................................................     4

N

Net Worth Amount .......................................................    10

0

Orders .................................................................    15

P

Parent .................................................................     1
Parent Indemnified Parties .............................................    40
Payment Acceleration Event .............................................     3
PBGC ...................................................................    26
PBT ....................................................................     6
PBT Target .............................................................     5
Person .................................................................    45
Plan ...................................................................    25
Preferred Stock ........................................................     3
Processes ..............................................................    30

R

Real Property Leases ...................................................    18
Reconciled Purchase Price ..............................................    10
Reconciliation Period ..................................................    11
Related Group ..........................................................    27
Representative .........................................................  4,13
Revenue Target .........................................................     5
Revenues ...............................................................     6

S

Securities Act .........................................................     3
Special Determination ..................................................    11
Stockholder ............................................................     1
Surviving Corporation ..................................................     2
Surviving Corporation Common Stock .....................................     4

T

Tangible Net Worth .....................................................    11

Taxes ..................................................................    20
Third Party Claim ......................................................    41
Title IV Plan ..........................................................    26
Transaction Expenses ...................................................    45

Y

Year 2000 Compliant ....................................................    30

                             EXHIBITS AND SCHEDULES

Exhibits
--------

Exhibit A    Certificate of Incorporation of the Surviving Corporation
Exhibit B    By-Laws of the Surviving Corporation
Exhibit C    Form of Executive Employment Agreement with MergerSub

Exhibit D    Form of Non-Solicitation/Non-Servicing Agreement

Exhibit E    Opinion of Morrison & Foerster LLP, counsel to the Company and the
                   Stockholders

Exhibit F    Investment Representation Certificate

Exhibit G    Lockup Agreement with Parent signed by each of the Company
                   Stockholders and Optionholders

Exhibit H    Certificate of Repayment of Stockholder Indebtedness

Exhibit I    Optionholder Forbearance Agreement

Exhibits J-1 and J-2    Opinions of counsel to Parent and MergerSub.

Exhibit K    Indemnity and Escrow Agreement

Schedules
---------

Schedule 1.4.1       Directors of Surviving Corporation
Schedule 1.4.2       Officers of Surviving Corporation
Schedule 2.2.3       Revenue and Profit Targets
Schedule 2.2.7       Key Success Factors
Schedule 2.6         Wire Transfer Instructions
Schedule 3.2         List of Jurisdictions
Schedule 3.3.2       Options and Rights
Schedule 3.4         Financial Statements and No Material Changes.
Schedule 3.4.1       Exceptions to GAAP
Schedule 3.5         Books and Records
Schedule 3.6         Liens
Schedule 3.7.2       Real Property Leases
Schedule 3.8         Contracts
Schedule 3.9.2       Approvals and Consents
Schedule 3.10        Litigation
Schedule 3.11        Taxes
Schedule 3.13        Insurance
Schedule 3.14        Registrations
Schedule 3.16        Clients
Schedule 3.19.1      List of Plans
Schedule 3.19.2      Severance
Schedule 3.20        Interests in Customers, Suppliers
Schedule 3.21        Bank Accounts and Powers of Attorney
Schedule 3.22        Compensation of Employees
Schedule 3.23        Changes since Balance Sheet Date
Schedule 3.26        Brokers
Schedule 3.27        Year 2000 Compliance
Schedule 4.3.2       Approvals and Consents
Schedule 6.7         Agency.Com Options